CARLO
CARLO

2200 Crystal Drive
(Rendering)

JBG SMITH

QUARTERLY INVESTOR PACKAGE | Q2 2026

TABLE OF CONTENTS

LETTER TO SHAREHOLDERS
SECTION ONE

Q2 2026 EARNINGS RELEASE
SECTION TWO

Q2 2026 SUPPLEMENTAL INFORMATION
SECTION THREE

Management Letter

August 10, 2026

Our Fellow Shareholders:

The second quarter unfolded against a backdrop of continued macroeconomic uncertainty. The conflict in the Middle East disrupted global energy markets and complicated the inflation outlook, while elevated interest rates, wider risk premiums, and higher return requirements continued to weigh on real estate capital markets. With inflation risks lingering and the labor market slowing, the Federal Reserve has maintained a cautious posture, leaving transaction activity below the levels we anticipated entering 2026.

While the metro area continues to work through the effects of last year's spending cuts and workforce reductions, Northern Virginia is benefiting from growing defense, intelligence, and technology spending. Demand for secure and specialized office space continues to strengthen, our National Landing office leasing pipeline is the strongest it has been in several years, and multifamily fundamentals are beginning to modestly improve against a backdrop of historically limited new supply. These trends reinforce our conviction that our portfolio is concentrated in markets aligned with enduring long-term demand drivers. While we remain measured in our expectations for the pace of recovery in the transaction markets, our priorities remain unchanged: allocate capital with discipline, preserve balance sheet flexibility, and maximize long-term NAV per share growth.

Capital Allocation

We are actively pursuing new growth opportunities that align with our strategy and leverage our competitive strengths as a mixed-use owner, operator, and developer. We expect to fund growth opportunities through a combination of asset sales and private equity joint ventures — choosing among these sources based on their relative cost of capital and availability at the time. Across all channels, our capital allocation strategy remains focused on enhancing long-term shareholder value and positioning our portfolio for sustained NAV per share growth.

During the second quarter, we sold a 50% interest in Tysons Dulles Plaza, an approximately 491,500-square-foot commercial asset in Tysons, Virginia. Additionally, we contributed 2200 Crystal Drive, an obsolete office building in National Landing, to a real estate venture that is converting the building into a 195-unit multifamily asset. We are the developer and the property manager, and our partner has committed to contribute the equity required to fund the construction for a 70% interest in the venture. This transaction is another demonstration of our ability to attract third-party capital, execute complex repositioning projects, and transform obsolete office buildings into durable, income-producing multifamily assets. These joint ventures further our goal of attracting private capital partners to scale and diversify our distressed office investment strategy and fund the construction of multifamily assets in our development pipeline while also enhancing the efficiency of our platform with incremental fee revenue and potential carried interest income.

Financial and Operating Metrics

For the three months ended June 30, 2026, we reported Core FFO attributable to common shares of $10.4 million, or $0.18 per diluted share. Annualized NOI increased 1.3% quarter over quarter, totaling $249.2 million, adjusting for assets that were sold or recapitalized. Our multifamily portfolio ended the quarter at 89.6% leased and 86.6%

occupied. Our office portfolio ended the quarter at 78.0% leased and 75.4% occupied. Our Same Store NOI declined 4.0% for the three months ended June 30, 2026.

As of June 30, 2026, our Net Debt to Annualized Adjusted EBITDA was 12.4x. We are currently operating at elevated leverage levels while we lease up our newly constructed multifamily assets (The Grace, Reva, The Zoe, and Valen). In the near term, we expect our leverage will moderate through additional income from the stabilization of these newly constructed multifamily assets and additional commercial revenue from our signed but not yet commenced leases.

Our floating rate exposure remains low, with 84.2% of our debt fixed or hedged as of the end of the second quarter, after accounting for in-place interest rate swaps and caps. The floating rate exposure is tied to our revolving credit facility and assets where the business plan warrants preserving flexibility. We continue to be well positioned with respect to our near-term debt maturities. Our debt has a weighted average maturity of 2.3 years, after adjusting for by-right extension options. Our non-recourse asset-level financing strategy continues to be most valuable in an environment like today, providing a floor on our downside risk.

Operating Portfolio

Multifamily Trends

The Same Store multifamily portfolio ended the quarter at 94.3% leased, up 80 basis points quarter over quarter, and 92.0% occupied, flat from March 2026. June asking rents were up 1.0% from March and 2.6% from December 2025. Momentum carried into July, as of month end the portfolio was 94.4% leased, occupancy climbed to 92.3%, and asking rents rose another 1.9% from June. Our multifamily portfolio NOI increased approximately 1.0% from Q1 2026.

We continue to make progress leasing our recently completed assets — The Grace and Reva were 90.4% leased and The Zoe and Valen were 58.8% leased as of quarter end, leasing velocity continued into July bringing the assets to 92.8% and 68.9% leased, respectively, as of month end. We believe that the amenity-rich environment we have developed in National Landing and proximity to transit are key factors contributing to the successful leasing performance.

DC Metro Multifamily Trends (based on CoStar, Apartment List, and BLS data)

The multifamily market continues to grapple with the effects of the federal workforce disruption that began in 2025. While we believe the risk of another wave of significant federal job cuts has largely subsided and that the market is in the early stages of recovery, it is a long and slow climb out of the valley. That climb is steepest for segments of the economy most linked to civilian federal employment, contracting, and grantmaking. Jobs data provide some helpful context: DC metro area employment appears to have bottomed in February and has since recovered by 17,400 jobs. This pace suggests a return to more typical labor market conditions given average annual growth of approximately 40,000 jobs in recent years. Unlike employment, metro-wide vacancy reached 6.8% in February and has yet to moderate, although rental rate trends have begun to improve. Asking rents declined 4.3% from their June 2025 peak to their January low but have since rebounded 2.4% through June – a modest but encouraging indicator.

The supply side of the equation remains a telling and positive contributor to the market, with a pipeline that has slowed to a trickle relative to historic levels. Just over 2,200 units are slated to deliver in 2026 – a far cry from the 14,000 or more that delivered in peak years. The entire forward pipeline, inclusive of 2026 deliveries, is just over 9,000 units expected to deliver through 2028, representing just over 1.6% of regional inventory. This constrained supply, coupled with continued resilient home pricing in the DC metro region, has provided an important buffer against the recent demand shock. As a result, the market remains relatively well-occupied at 93.2% and has seen year-over-year rent declines of less than 2%. Looking ahead, these favorable supply dynamics should support a

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return to rental rate growth, particularly in Northern Virginia, where expanding defense-tech employment is helping to drive demand.

Office Trends

Our office portfolio ended the quarter at 78.0% leased, up 1.1% quarter over quarter, and 75.4% occupied, up 0.2% quarter over quarter, and NOI increased 1.6% from Q1 2026, adjusting for the recapitalization of Tysons Dulles Plaza. The spread between our leased and occupied percentages represents approximately $12.7 million of contractual annualized rent, which is expected to commence over the next 12 months. In the second quarter, we executed 151,000 square feet of leases (148,000 square feet in National Landing), including 88,000 square feet of new leases. For second generation leases, the rental rate mark-to-market was negative 2.0%. Our year-to-date leasing activity represents over 66% of our 2025 leasing activity, underscoring the continued momentum in our office leasing demand.

Looking forward, lease rollover in National Landing is modest, averaging approximately 7% annually over the next five years. We expect our tenant retention rate to improve, as defense-tech tenants comprise approximately 70% of the portfolio’s tenancy. Over the last 18 months, we have achieved an 80% retention rate among these tenants and have expanded their footprints by an average of 9% upon renewal. We continue to execute upon our leasing pipeline, which currently stands at over 300,000 square feet of tenants looking to occupy space in National Landing over the next 12 months. Leasing activity in National Landing continues to be driven primarily by three categories of office users: (i) companies requiring a Sensitive Compartmented Information Facility (SCIF) or other forms of secure facilities; (ii) technology-related tenants attracted by the recent delivery of our placemaking interventions; and (iii) defense-related tenants who have long called this submarket home. 91% of our second quarter leasing activity was with tenants in the defense and technology industries. Demand for office space that has a SCIF is particularly strong, as these facilities require significant capital investments which can exceed $500 per square foot and extended construction timelines which can stretch over 18 months driven by security and certification requirements. The ability to deliver new SCIF or assign existing SCIF continues to be a key differentiator in our tenant discussions — currently, 92% of our National Landing GSA tenancy has a SCIF in their space, representing a lasting competitive advantage that is difficult to replicate elsewhere in the market.

To support a healthier long-term office market in National Landing, we have reduced our office inventory by more than 25% since our formation by repurposing older, underutilized office buildings for redevelopment or conversion to multifamily housing, hospitality, and other complementary uses that create a vibrant mixed-use environment. At 1900 Crystal Drive and 2001 Richmond Highway, we demolished two obsolete office buildings and developed the sites into four new multifamily assets currently in lease up — The Grace, Reva, The Zoe, and Valen. We redeveloped 1770 Crystal Drive, an aging office property, into a best-in-class office building that was 100% pre-leased to Amazon and remains fully leased to Amazon today. More recently, we expanded this strategy through adaptive reuse and conversion of four obsolete office buildings. We entitled 2100 Crystal Drive for conversion into a 345-key, dual-branded hotel before selling the asset to a hotel developer. We recapitalized and commenced construction on the conversion of 2200 Crystal Drive into a 195-unit multifamily asset. During the second quarter we received entitlement approval to convert 1800 and 1901 South Bell Street into multifamily, advancing the next phase of inventory reduction and repositioning within the submarket. Our leasing efforts continue to focus on buildings with long-term potential, concentrating occupancy in areas of National Landing that are accessible via multi-modal transportation and that we have enhanced through our placemaking interventions, including the recent delivery of our new office amenity hub at 2011 Crystal Drive.

Northern Virginia Office Trends (based on JLL and CBRE data)

The Northern Virginia office market continued to distinguish itself from the broader region’s economic challenges during the second quarter, driven largely by the rapid growth of the defense technology sector. According to CBRE,

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the market recorded its sixth consecutive quarter of positive absorption, reaching 535,000 square feet year to date, while headline vacancy fell to 21.3%. Leasing activity was similarly strong, with 3 million square feet year to date, including 14 transactions over 50,000 square feet according to CBRE. Notably, 46% of that leasing activity was directly attributable to defense or technology firms. JLL similarly highlighted the market’s momentum, reporting that second quarter leasing activity exceeded the prior 3-year average by 13.5%. Supply dynamics continued to strengthen as well. JLL noted that the office redevelopment pipeline has grown to 17 million square feet, with nearly half of the new uses already jurisdictionally approved. While some of this inventory will ultimately add to apartment supply via conversions and wood frame multifamily sites, a significant share of it is slated for townhome and data center development.

This is the healthiest office market we have seen since the pandemic, as Northern Virginia establishes itself as a leading hub for a new generation of defense technology companies. We continue to believe that this strong tenant demand, coupled with unprecedented levels of inventory removal and virtually no new starts, will drive vacancy rates to far healthier levels. This dynamic should benefit both our National Landing portfolio and our recent acquisitions in the path of defense tech growth. Perhaps even more important, demand is being driven not only by new business flowing to existing tenants in the market, but also by net new entrants who are often relatively new defense technology companies in critical areas like AI, cybersecurity, and space. Many of these new entrants have significant valuations backed by growing government contract revenue and are moving at speeds much more like private tech companies than traditional beltway players. We believe National Landing remains exceptionally well-positioned to capture more than its fair share of this demand; and we will continue to diligently pursue other opportunities to acquire assets elsewhere in the path of similar growth as they arise.

* * *

As we look ahead, our priorities remain clear and consistent: execute with discipline, preserve balance sheet flexibility, and allocate capital toward opportunities that offer compelling long-term risk-adjusted returns. While the macroeconomic environment remains uncertain, the underlying trends most important to our business continue to move in a favorable direction. Multifamily fundamentals are improving as new supply remains constrained, demand from defense, intelligence, and technology-oriented tenants continues to support leasing activity in National Landing, and our recent recapitalization and financing transactions have further strengthened our ability to pursue attractive investment opportunities.

We believe the actions we have taken over the past several years — transforming National Landing through placemaking, recycling capital into higher-return opportunities, reducing obsolete office inventory, and strengthening relationships with institutional capital partners — have positioned us to benefit as market conditions normalize. As always, our focus remains on maximizing long-term NAV per share growth and creating value for our shareholders.

Finally, we would like to provide additional context regarding the recent ruling by the DC Superior Court on the Wardman Tower matter. We, along with multiple other parties, are named defendants in a lawsuit arising out of a condominium development project known as Wardman Tower in Washington, DC. The lawsuit was filed by the Wardman Tower Residential Condominium Unit Owners Association. The building has 32 units which were originally purchased for prices totaling in aggregate approximately $115.0 million, equating to an average purchase price of approximately $3.6 million per unit. The lawsuit seeks damages resulting primarily from alleged construction and design deficiencies, and alleged misrepresentations and omissions, including claims under the DC Consumer Protection Procedures Act ("CPPA"). The Wardman Tower project was designed and constructed by other parties and was substantially complete prior to our formation. We have never had any ownership interest in the project. One of our subsidiary entities, which was only made a defendant in the litigation during the trial, had acted under a project management agreement with the project owner. The lawsuit sought $185.0 million in compensatory

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damages and asked that those damages be trebled under the CPPA, for a total of approximately $555.0 million in damages – nearly 5x the aggregate original purchase price of all condominium units – plus attorneys’ fees.

On July 31st, the court entered judgment in favor of the condominium association, found damages in the amount of $118.7 million, very close to the aggregate of the purchase prices the original owners paid for their units, and ordered the defendants, which include us, to pay treble that amount, or approximately $356.1 million in damages, plus attorneys’ fees in an amount to be determined. For a multitude of reasons which we intend to detail during the appeal process, we believe the judgment against us, including its conclusion that we are liable for acts of employees of a subsidiary providing services under a project management agreement between the project owner and another subsidiary, is not supported by the facts of the case or applicable law regarding corporate separateness. If upheld, this ruling could have implications far beyond this case by disrupting the principles of corporate separateness relied upon by companies across Washington, DC and throughout the United States. It could also discourage future real estate investment in the District and constrain development of new housing, particularly for-sale housing and adaptive-reuse conversions of older buildings to residential. We believe there are substantial grounds to challenge both the liability findings against us and the size and trebling of the award. We intend to appeal the judgment promptly and continue to defend ourselves vigorously in this matter. While we maintain substantial insurance coverage, we also believe that JBG SMITH should not have been named as a defendant in this case and should not bear any liability with respect to this matter. These arguments are expected to be addressed through the appellate process.

The appeal could take years to conclude; any final resolution will not be determined until that process has run its course. We have high confidence in our grounds for appeal, and we believe that the court’s decision to hold JBG SMITH liable is not justifiable. For that reason, we do not believe a loss is probable, and, therefore, a liability has not been recognized in our financial statements. While the arguments we plan to make in our appeal will become public as that process unfolds, it is unlikely we will know the outcome of this process until the end. This judgment was a shocking surprise, and we do not like surprises any more than any other owner of the company. As the largest group of individual shareholders of JBG SMITH, our team is committed to doing everything we can to reverse this unfortunate and unjust outcome, and we will not rest until we do so.

Thank you for your continued trust and confidence.

Sincerely,

W. Matthew Kelly

Chief Executive Officer

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Section Two – Earnings Release

FOR IMMEDIATE RELEASE

gs Release

CONTACT

Kevin Connolly

Executive Vice President, Portfolio Management & Investor Relations

(240) 333-3837

kconnolly@jbgsmith.com

JBG SMITH ANNOUNCES SECOND QUARTER 2026 RESULTS

Bethesda, MD (August 10, 2026) - JBG SMITH (NYSE: JBGS), a leading owner, operator, and developer of mixed-use properties in the Washington, DC market, today filed its Form 10-Q for the quarter ended June 30, 2026 and reported its financial results.

Additional information regarding our results of operations, properties, and tenants can be found in our Second Quarter 2026 Investor Package, which is posted in the Investor Relations section of our website at www.jbgsmith.com. We encourage investors to consider the information presented here with the information in that document.

Second Quarter 2026 Highlights

●	Net loss, Funds From Operations ("FFO"), and Core FFO attributable to common shareholders were:

	SECOND QUARTER AND YEAR-TO-DATE COMPARISON
in millions, except per share amounts	Three Months Ended				Six Months Ended
	June 30, 2026		June 30, 2025		June 30, 2026		June 30, 2025
	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share
Net loss (1)	$(59.2)	$(1.03)	$(19.2)	$(0.29)	$(77.9)	$(1.34)	$(65.0)	$(0.87)
FFO	$12.5	$0.21	$10.0	$0.15	$14.6	$0.25	$10.8	$0.14
Core FFO	$10.4	$0.18	$12.7	$0.19	$20.3	$0.34	$19.9	$0.27

_____________

(1)	Includes gains on the sale of real estate of $41.8 million for the three months ended June 30, 2025, and $20.8 million and $42.4 million for the six months ended June 30, 2026 and 2025. Includes impairment losses of $44.1 million and $31.8 million for the three months ended June 30, 2026 and 2025, and $45.6 million and $40.3 million for the six months ended June 30, 2026 and 2025.

●	Annualized Net Operating Income ("Annualized NOI") for the three months ended June 30, 2026 was $249.3 million, compared to $249.7 million for the three months ended March 31, 2026, at our share. Adjusting for assets that were recently sold and recapitalized, Annualized NOI for the three months ended June 30, 2026 was $249.2 million, compared to $246.1 million for the three months ended March 31, 2026, at our share.
o	The increase in Annualized NOI, adjusting for assets that were recently sold and recapitalized, was substantially attributable to (i) higher occupancy and lower utilities expense, partially offset by higher repairs and maintenance expense in our multifamily portfolio; and (ii) lower utilities expense and higher parking revenue, partially offset by lower rental revenue in our commercial portfolio.
●	Same Store NOI ("SSNOI") at our share decreased 4.0% to $54.8 million for the three months ended June 30, 2026 compared to June 30, 2025.
o	The decrease in SSNOI was substantially attributable to (i) lower rental revenue and higher real estate taxes and utilities expense in our multifamily portfolio; and (ii) lower rental revenue, partially offset by lower real estate taxes in our commercial portfolio.

Operating Portfolio

●	The operating multifamily portfolio was 89.6% leased and 86.6% occupied as of June 30, 2026, compared to 86.8% and 84.5% as of March 31, 2026, at our share. Our Same Store multifamily portfolio was 94.3% leased and 92.0% occupied as of June 30, 2026, compared to 93.5% leased and 92.0% occupied as of March 31, 2026, at our share.
●	In our Same Store multifamily portfolio, effective rents decreased by 9.5% for new leases and increased by 2.8% upon renewal while achieving a 55.9% renewal rate during the second quarter.
●	The operating commercial portfolio was 78.0% leased and 75.4% occupied as of June 30, 2026, compared to 76.9% and 75.2% as of March 31, 2026, at our share.
●	Executed approximately 151,000 square feet of office leases at our share during the three months ended June 30, 2026, including approximately 88,000 square feet of new leases. Second-generation leases generated a 2.0% rental rate decrease on a cash basis and a 4.2% rental rate increase on a GAAP basis.
●	Executed approximately 483,000 square feet of office leases at our share during the six months ended June 30, 2026, including approximately 116,000 square feet of new leases. Second-generation leases generated a 5.7% rental rate decrease on a cash basis and a 1.0% rental rate increase on a GAAP basis.

Development Portfolio

Under-Construction

●	In May 2026, we commenced construction on 2200 Crystal Drive in National Landing, an obsolete office building we contributed to a joint venture and are converting into a 195-unit multifamily asset, 59 units at our share.

Development Pipeline

●	As of June 30, 2026, our development pipeline consisted of 3.5 million square feet of estimated potential development density at our share.

Third-Party Real Estate Services Business

●	For the three months ended June 30, 2026, revenue from third-party real estate services, including reimbursements, was $17.0 million. Excluding reimbursements and service revenue from our interests in real estate ventures, revenue from our third-party real estate services business was $7.2 million, primarily driven by $4.7 million of property and asset management fees, and $1.4 million of other service revenue.

Balance Sheet

●	As of June 30, 2026, our total enterprise value was approximately $3.5 billion, comprising 71.4 million common shares and units valued at $1.0 billion, and debt (net of premium / (discount) and deferred financing costs) at our share of $2.6 billion, less cash and cash equivalents at our share of $74.6 million.
●	As of June 30, 2026, we had $74.8 million of cash and cash equivalents ($74.6 million of cash and cash equivalents at our share), and $526.2 million of undrawn capacity under our revolving credit facility.
●	Net Debt to annualized Adjusted EBITDA at our share for the three months ended June 30, 2026 was 12.4x, and our Net Debt / total enterprise value was 70.3% as of June 30, 2026.

Investing and Financing Activities

●	In April 2026, we formed a real estate venture to recapitalize Tysons Dulles Plaza, a 491,494-square-foot commercial asset in Tysons, Virginia, in which we retained a 50.0% interest. In connection with the transaction, the real estate venture entered into a three-year, interest-only $37.9 million mortgage loan with an interest rate of SOFR plus 2.10%, of which $20.0 million was drawn at closing. We retained management of the asset and continue to account for the asset on a consolidated basis.
●	In May 2026, we formed an unconsolidated real estate venture to recapitalize 2200 Crystal Drive, an office building in Arlington, Virginia, which the venture is converting into a 195-unit multifamily asset. We contributed 2200 Crystal Drive to the real estate venture, and our venture partner has committed to contribute the equity required to fund the construction for a 70.0% interest, which is expected to reduce our ownership interest from 100.0% at the formation of the real estate venture to 30.0% when all contributions are funded. We are the developer and the property manager of the asset. In connection with the transaction, the real estate venture entered into a four-year mortgage loan with a maximum principal balance of $55.0 million and an interest rate of SOFR plus 2.00%.

Dividends

●	On July 30, 2026, our Board of Trustees declared a quarterly dividend of $0.175 per common share, which will be paid on August 27, 2026 to shareholders of record as of August 13, 2026.

Wardman Tower Litigation

We, along with multiple other parties, are named defendants in a lawsuit arising out of a condominium development project known as Wardman Tower in Washington, DC. The lawsuit was filed by the Wardman Tower Residential Condominium Unit Owners Association in the Superior Court of the District of Columbia on November 25, 2020. The lawsuit seeks damages resulting primarily from alleged construction and design deficiencies, and alleged misrepresentations and omissions, including claims under the DC Consumer Protection Procedures Act ("CPPA"). The Wardman Tower project was designed and constructed by other parties and was substantially complete prior to our formation. We have never had any ownership interest in the project. One of our subsidiary entities, which was only made a defendant in the litigation during the trial, had acted under a project management agreement with the project owner. The lawsuit sought compensatory damages and asked that those damages be trebled under the CPPA, plus attorneys' fees.

The bench trial began on November 10, 2025, and the last witness testified on March 5, 2026. On July 31, 2026, the Court entered judgment in favor of Wardman Tower Residential Condominium Unit Owners Association, found damages in the amount of $118.7 million, and ordered the defendants, which include us, to pay treble that amount, or approximately $356.1 million in damages, plus attorneys’ fees in an amount to be determined. We believe the judgment against us, including its conclusion that we are liable for acts of employees of a subsidiary providing services under a project management agreement between the project owner and another subsidiary, is not supported by the facts of the case or applicable law regarding corporate separateness. We believe there are substantial grounds to challenge both the liability findings against us and the size and trebling of the award, and intend to appeal the judgment promptly, and continue to defend ourselves vigorously in this matter. The timing and success of any appeal is uncertain, and we cannot be certain of the ultimate outcome of the case. We anticipate that one or more bonds will be posted by the defendants to stay enforcement of the judgment pending the expected appeal, and to the extent we are required to collateralize any portion of the bonds, it may impact our liquidity. As of June 30, 2026, we have concluded that a loss attributable to us from this case is not probable at this time and, therefore, a liability has not been recorded with respect to this case. Please refer to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 for additional information.

About JBG SMITH

JBG SMITH owns, operates, and develops mixed-use properties concentrated in amenity-rich, Metro-served submarkets in and around Washington, DC, most notably National Landing, where through our focus on placemaking, we cultivate vibrant, highly amenitized, walkable neighborhoods. JBG SMITH's portfolio comprises 11.8 million square feet at share of multifamily, office, and retail assets, and a 3.5 million square-foot development pipeline. For more information on JBG SMITH please visit www.jbgsmith.com.

Forward-Looking Statements

Certain statements contained herein may constitute "forward-looking statements" as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results, financial condition and business of JBG SMITH Properties ("JBG SMITH," the "Company," "we," "us," "our" or similar terms) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximate," "hypothetical," "potential," "believes," "expects," "anticipates," "estimates," "intends," "plans," "would," "may" or similar expressions in this earnings release. We also note the following forward-looking statements: the impacts and ultimate outcome of the Wardman Tower litigation; the potential need for one or more bonds to be posted by the defendants and the extent to which we would be required to collateralize any portion of such bonds; whether our current ownership in the 2200 Crystal Drive real estate venture will reduce on the terms and timing anticipated or at all; whether in the case of our under-construction assets and assets in the development pipeline, estimated square feet and estimated number of units are accurate; whether expected timing, completion, and delivery dates for our under-construction assets are accurate; and whether expected equity contributions of venture partners will be realized.

Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic conditions in the

Washington, DC metropolitan area, including reductions in federal government spending, headcount, or leasing, trends in multifamily housing demand in the Washington, DC metropolitan area, the timing of and costs associated with development and property improvements, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Cautionary Statement Concerning Forward-Looking Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2025 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date hereof.

Pro Rata Information

We present certain financial information and metrics in this release "at JBG SMITH Share," which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, "real estate ventures") as applied to these financial measures and metrics. Financial information "at JBG SMITH Share" is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset's financial information. "At JBG SMITH Share" information, which we also refer to as being "at share," "our pro rata share" or "our share," is not, and is not intended to be, a presentation in accordance with GAAP. Given that a portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.

We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers' share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.

With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers' interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP "at JBG SMITH Share" financial information should not be considered in isolation or as a substitute for our consolidated financial statements as reported under GAAP.

Occupancy, non-GAAP financial measures, leverage metrics, operating assets and operating metrics presented in our investor package exclude our 33.5% subordinated interest in four commercial buildings, as well as the associated non-recourse mortgage loans, held through an unconsolidated real estate venture, as our investment in the real estate venture is zero, we do not anticipate receiving any near-term cash flow distributions from the real estate venture, and we have not guaranteed its obligations or otherwise committed to providing financial support.

Non-GAAP Financial Measures

This release includes non-GAAP financial measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why JBG SMITH's management believes that the presentation of these measures provides useful information to investors regarding JBG SMITH's financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this earnings release. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies. In addition to "at share" financial information, the following non-GAAP measures are included in this release:

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and "Adjusted EBITDA" are non-GAAP financial measures. EBITDA and EBITDAre are used by management as supplemental operating performance measures, which we believe help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt and the impact of our interest rate swaps and caps) and certain non-cash expenses (primarily depreciation and amortization expense on our assets). EBITDAre is computed in accordance with the definition established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expense, gains (losses) on sales of real estate and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as Transaction and Other Costs, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments, litigation costs and income (loss) from investments. We believe that adjusting such items not considered part of our comparable operations provides a meaningful measure to evaluate and compare our performance from period-to-period.

Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results.

Funds from Operations ("FFO"), "Core FFO" and Funds Available for Distribution ("FAD") are non-GAAP financial measures. FFO is computed in accordance with the definition established by Nareit in the Nareit FFO White Paper - 2018 Restatement. Nareit defines FFO as net income (loss) (computed in accordance with GAAP), excluding depreciation and amortization expense related to real estate, gains (losses) from the sale of certain real estate assets, gains (losses) from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures.

Core FFO represents FFO adjusted to exclude items which we believe are not representative of ongoing operating results, such as Transaction and Other Costs, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments, litigation costs, income (loss) from investments, amortization of the management contracts intangible and the mark-to-market of derivative instruments, including our share of such adjustments for unconsolidated real estate ventures.

FAD represents Core FFO adjusted for recurring capital expenditures and Second-generation tenant improvements and leasing commissions, net deferred rent activity, lease incentive amortization, accretion of acquired below-market leases, amortization of acquired above-market leases, recurring share-based compensation expense, amortization of debt issuance costs and other non-cash income and charges, including our share of such adjustments for unconsolidated real estate ventures. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.

We believe FFO, Core FFO and FAD are meaningful non-GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non-GAAP measures exclude real estate depreciation and amortization expense, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions, and other non-comparable income and expenses. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies.

"Net Debt" is a non-GAAP financial measurement. Net Debt represents our total consolidated and unconsolidated indebtedness less cash and cash equivalents at our share. Net Debt is an important component in the calculations of Net Debt to Annualized Adjusted EBITDA and Net Debt / total enterprise value. We believe that Net Debt is a meaningful non-GAAP financial measure useful to investors because we review Net Debt as part of the management of our overall financial flexibility, capital structure and leverage. We may utilize a considerable portion of our cash and cash equivalents at any given time for purposes other than debt reduction. In addition, cash and cash equivalents at our share may not be solely controlled by us. The deduction of cash and cash equivalents at our share from consolidated and unconsolidated indebtedness in the calculation of Net Debt, therefore, should not be understood to mean that it is available exclusively for debt reduction at any given time.

Net Operating Income ("NOI"), "Same Store NOI" and "Annualized NOI" are non-GAAP financial measures management uses to assess an asset's performance. The most directly comparable GAAP measure is net income (loss) attributable to common shareholders. We use NOI internally as a performance measure and believe NOI, Same Store NOI and Annualized NOI provide useful information to investors regarding our financial condition and results of operations because it reflects only property related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of Free Rent and payments associated with assumed lease liabilities) less operating expenses and ground rent for operating leases, if applicable. NOI excludes deferred (straight-line) rent, commercial lease termination revenue, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and the amortization of acquired above-market leases and below-market ground lease intangibles. Management uses NOI, which includes our proportionate share of revenue and expenses attributable to real estate ventures, as a supplemental performance measure and believes it provides useful information to investors because it reflects only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. However, because NOI excludes depreciation and amortization expense and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of NOI as a measure of the operating performance of our assets is limited. NOI presented by us may not be comparable to NOI reported by other real estate investment trusts that define these measures differently. We believe to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) attributable to common shareholders as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) attributable to common shareholders as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Annualized NOI represents NOI for the three months ended June 30, 2026 multiplied by four. Management believes Annualized NOI provides useful information in understanding our financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this earnings release. There can be no assurance that the Annualized NOI shown will reflect our actual results of operations over any 12-month period.

Definitions

"Development Pipeline" refers to owned and entitled land on which we have the potential to commence construction subject to completion of design and/or market conditions. Excludes unentitled land parcels and land parcels controlled through an option agreement.

"Estimated Potential Development Density" reflects management's estimate of developable gross square feet based on our current business plans with respect to real estate owned as of June 30, 2026. Our current business plans may contemplate development of less than the maximum potential development density for individual assets. As market conditions change, our business plans, and therefore, the Estimated Potential Development Density, could change accordingly. Given timing, zoning requirements and other factors, we make no assurance that Estimated Potential Development Density amounts will become actual density to the extent we complete development of assets for which we have made such estimates.

"First-generation" is a lease on space that had been vacant for at least nine months or a lease on newly delivered space.

"Free Rent" means the amount of base rent and tenant reimbursements that are abated according to the applicable lease agreement(s).

"GAAP" means accounting principles generally accepted in the United States of America.

"In-Service" refers to multifamily or commercial operating assets that are at or above 90% leased or have been operating and collecting rent for more than 12 months as of June 30, 2026.

"Non-Same Store" refers to all operating assets excluded from the Same Store pool.

"Same Store" refers to the pool of assets that were In-Service for the entirety of both periods being compared, excluding assets for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

"Second-generation" is a lease on space that had been vacant for less than nine months.

"Transaction and Other Costs" include costs related to completed, potential and pursued transactions, and other costs.

"Under-Construction" refers to assets that were under construction during the period.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

in thousands	June 30, 2026	December 31, 2025

ASSETS
Real estate, at cost:
Land and improvements	$987,802	$1,019,967
Buildings and improvements	4,016,401	3,973,514
Construction in progress, including land	111,275	175,673
	5,115,478	5,169,154
Less: accumulated depreciation	(1,478,008)	(1,408,641)
Real estate, net	3,637,470	3,760,513
Cash and cash equivalents	74,803	75,270
Restricted cash	33,264	28,020
Tenant and other receivables	25,141	21,810
Deferred rent receivable	187,747	182,891
Investments in unconsolidated real estate ventures	115,603	105,711
Deferred leasing costs, net	63,246	66,356
Intangible assets, net	11,497	30,333
Other assets, net	112,064	117,287
TOTAL ASSETS	$4,260,835	$4,388,191

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgage loans, net	$1,601,618	$1,579,158
Revolving credit facility	210,000	205,000
Term loans, net	718,832	718,408
Accounts payable and accrued expenses	65,630	84,748
Other liabilities, net	94,057	131,945
Total liabilities	2,690,137	2,719,259
Commitments and contingencies
Redeemable noncontrolling interests	492,712	511,342
Total equity	1,077,986	1,157,590
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$4,260,835	$4,388,191

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

in thousands, except per share data	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
REVENUE
Property rental	$106,632	$106,509	$212,488	$208,008
Third-party real estate services, including reimbursements	17,002	14,805	34,210	29,719
Other revenue	5,741	5,165	10,279	9,438
Total revenue	129,375	126,479	256,977	247,165
EXPENSES
Depreciation and amortization	44,791	47,560	90,096	95,147
Property operating	35,964	34,875	72,182	68,312
Real estate taxes	12,309	12,651	24,355	24,823
General and administrative:
Corporate and other	15,404	16,720	30,691	32,277
Third-party real estate services	16,364	13,562	33,362	29,633
Transaction and other costs	685	2,846	10,526	4,757
Total expenses	125,517	128,214	261,212	254,949
OTHER INCOME (EXPENSE)
Income (loss) from unconsolidated real estate ventures, net	(586)	1,091	(960)	499
Interest and other income, net	4,658	698	6,058	1,223
Interest expense	(36,029)	(35,571)	(71,577)	(70,771)
Gain (loss) on the sale of real estate, net	(285)	41,832	20,790	42,369
Gain (loss) on the extinguishment of debt, net	—	2,234	—	(2,402)
Impairment loss	(44,065)	(31,813)	(45,565)	(40,296)
Total other income (expense)	(76,307)	(21,529)	(91,254)	(69,378)
LOSS BEFORE INCOME TAX (EXPENSE) BENEFIT	(72,449)	(23,264)	(95,489)	(77,162)
Income tax (expense) benefit	—	83	(7)	283
NET LOSS	(72,449)	(23,181)	(95,496)	(76,879)
Net loss attributable to redeemable noncontrolling interests	13,381	3,940	17,731	11,918
Net income attributable to noncontrolling interests	(87)	—	(87)	—
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(59,155)	$(19,241)	$(77,852)	$(64,961)
LOSS PER COMMON SHARE - BASIC AND DILUTED	$(1.03)	$(0.29)	$(1.34)	$(0.87)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	58,284	68,287	58,676	74,867

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026.

EBITDA, EBITDAre AND ADJUSTED EBITDA RECONCILIATIONS (NON-GAAP)

(Unaudited)

dollars in thousands	Three Months Ended June 30,				Six Months Ended June 30,
	2026		2025		2026		2025

EBITDA, EBITDAre and Adjusted EBITDA
Net loss	$(72,449)		$(23,181)		$(95,496)		$(76,879)
Depreciation and amortization expense	44,791		47,560		90,096		95,147
Interest expense	36,029		35,571		71,577		70,771
Income tax expense (benefit)	—		(83)		7		(283)
Unconsolidated real estate ventures allocated share of above adjustments	1,549		1,835		3,122		3,617
EBITDA attributable to noncontrolling interests in consolidated real estate ventures	(1,545)		(270)		(2,303)		(270)
EBITDA	$8,375		$61,432		$67,003		$92,103
(Gain) loss on the sale of real estate, net	285		(41,832)		(20,790)		(42,369)
Pro rata share of (gain) loss on the sale of unconsolidated real estate assets	4		(1,500)		39		(1,500)
Impairment loss related to real estate	44,065		31,813		45,565		40,296

EBITDAre	$52,729		$49,913		$91,817		$88,530
Transaction and other costs, net of noncontrolling interests (1)	551		2,846		10,392		4,757
Litigation costs (2)	680		2,500		680		2,500
(Income) loss from investments, net	(4,136)		(98)		(4,199)		278
(Gain) loss on the extinguishment of debt, net	—		(2,234)		—		2,402
Earnings and distributions in excess of our investment in unconsolidated real estate venture	—		(217)		—		(401)
Unconsolidated real estate ventures allocated share of above adjustments	199		—		217		—

Adjusted EBITDA	$50,023		$52,710		$98,907		$98,066

Net Debt to Annualized Adjusted EBITDA (3)	12.4	x	11.8	x	12.5	x	12.6	x

					June 30, 2026		June 30, 2025
Net Debt (at JBG SMITH Share)
Consolidated indebtedness (4)					$2,517,952		$2,479,101
Unconsolidated indebtedness (4)					33,605		67,114
Total consolidated and unconsolidated indebtedness					2,551,557		2,546,215
Less: cash and cash equivalents					74,552		65,606
Net Debt (at JBG SMITH Share)					$2,477,005		$2,480,609

Note: All EBITDA measures as shown above are attributable to common limited partnership units ("OP Units") and certain fully vested incentive equity awards that may be convertible into OP Units. The prior year EBITDAre amounts have been restated to conform to the current year presentation. There was no change to EBITDA or Adjusted EBITDA.

(1)	Includes costs related to completed, potential and pursued transactions, and other costs.
(2)	Represents accrual for loss contingencies related to unresolved legal matters. Included in “Corporate and other general and administrative expense” in the Condensed Consolidated Statements of Operations.
(3)	Quarterly Adjusted EBITDA is annualized by multiplying by four. Adjusted EBITDA for the six months ended June 30, 2026 and 2025 is annualized by multiplying by two.
(4)	Net of premium/discount and deferred financing costs.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)

(Unaudited)

in thousands, except per share data	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	XX	2026	2025

FFO and Core FFO
Net loss attributable to common shareholders	$(59,155)	$(19,241)		$(77,852)	$(64,961)
Net loss attributable to redeemable noncontrolling interests	(13,381)	(3,940)		(17,731)	(11,918)
Net income attributable to noncontrolling interests	87	—		87	—
Net loss	(72,449)	(23,181)		(95,496)	(76,879)
(Gain) loss on the sale of real estate, net	285	(41,832)		(20,790)	(42,369)
Pro rata share of (gain) loss on the sale of unconsolidated real estate assets	4	(1,500)		39	(1,500)
Real estate depreciation and amortization	44,509	46,508		89,527	92,469
Impairment loss related to real estate	44,065	31,813		45,565	40,296
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	970	786		1,949	1,565
FFO attributable to noncontrolling interests in consolidated real estate ventures	(1,422)	(270)		(2,180)	(270)
FFO Attributable to OP Units	$15,962	$12,324		$18,614	$13,312
FFO attributable to redeemable noncontrolling interests	(3,445)	(2,371)		(4,018)	(2,538)
FFO Attributable to Common Shareholders	$12,517	$9,953		$14,596	$10,774

FFO attributable to OP Units	$15,962	$12,324		$18,614	$13,312
Transaction and other costs, net of noncontrolling interests (1)	551	2,846		10,392	4,757
Litigation costs (2)	680	2,500		680	2,500
(Income) loss from investments, net of tax	(4,136)	(74)		(4,199)	211
Gain from mark-to-market on derivative instruments	(16)	(24)		(16)	(56)
(Gain) loss on the extinguishment of debt, net	—	(2,234)		—	2,402
Earnings and distributions in excess of our investment in unconsolidated real estate venture	—	(217)		—	(401)
Amortization of management contracts intangible, net of tax	74	622		147	1,678
Unconsolidated real estate ventures allocated share of above adjustments	199	—		217	—
Core FFO Attributable to OP Units	$13,314	$15,743		$25,835	$24,403
Core FFO attributable to redeemable noncontrolling interests	(2,874)	(3,029)		(5,580)	(4,491)
Core FFO Attributable to Common Shareholders	$10,440	$12,714		$20,255	$19,912
FFO per common share - diluted	$0.21	$0.15		$0.25	$0.14
Core FFO per common share - diluted	$0.18	$0.19		$0.34	$0.27
Weighted average shares - diluted (FFO and Core FFO)	58,449	68,451		58,882	75,063

See footnotes on page 15.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)

(Unaudited)

in thousands, except per share data	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

FAD
Core FFO attributable to OP Units	$13,314	$15,743	$25,835	$24,403
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions, at share	(5,078)	(9,108)	(9,107)	(20,886)
Straight-line and other rent adjustments (3)	(2,925)	71	(4,645)	2,510
Share-based compensation expense	9,033	7,345	16,777	13,877
Amortization of debt issuance costs	3,114	3,700	6,167	7,835
Unconsolidated real estate ventures allocated share of above adjustments	75	206	171	355
Non-real estate depreciation and amortization	209	251	422	509
FAD Available to OP Units (A)	$17,742	$18,208	$35,620	$28,603
Distributions to common shareholders and unitholders (B)	$13,158	$15,332	$26,281	$32,942
FAD Payout Ratio (B÷A) (4)	74.2%	84.2%	73.8%	115.2%

Capital Expenditures
Maintenance and recurring capital expenditures	$4,123	$3,268	$5,750	$6,856
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	2	9	4	9
Second-generation tenant improvements and leasing commissions	953	5,818	3,353	13,764
Share of Second-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	—	13	—	257
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions	5,078	9,108	9,107	20,886
Non-recurring capital expenditures	5,615	8,917	11,399	14,151
First-generation tenant improvements and leasing commissions	5,786	2,272	10,356	5,920
Share of First-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	—	46	73	83
Non-recurring capital expenditures and First-generation tenant improvements and leasing commissions	11,401	11,235	21,828	20,154
Total JBG SMITH Share of Capital Expenditures	$16,479	$20,343	$30,935	$41,040

Note: The prior year FFO amounts have been restated to conform to the current year presentation. There was no change to Core FFO.

(1)	Includes costs related to completed, potential and pursued transactions, and other costs.
(2)	Represents accrual for loss contingencies related to unresolved legal matters. Included in “Corporate and other general and administrative expense” in the Condensed Consolidated Statements of Operations.
(3)	Includes straight-line rent, above/below market lease amortization/accretion and lease incentive amortization.
(4)	The quarterly FAD payout ratio is not necessarily indicative of an amount for the full year due to fluctuation in the timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

NOI RECONCILIATIONS (NON-GAAP)

(Unaudited)

dollars in thousands	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Net loss attributable to common shareholders	$(59,155)	$(19,241)	$(77,852)	$(64,961)
Net loss attributable to redeemable noncontrolling interests	(13,381)	(3,940)	(17,731)	(11,918)
Net income attributable to noncontrolling interests	87	—	87	—
Net loss	(72,449)	(23,181)	(95,496)	(76,879)
Add:
Depreciation and amortization expense	44,791	47,560	90,096	95,147
General and administrative expense:
Corporate and other	15,404	16,720	30,691	32,277
Third-party real estate services	16,364	13,562	33,362	29,633
Transaction and other costs	685	2,846	10,526	4,757
Interest expense	36,029	35,571	71,577	70,771
(Gain) loss on the extinguishment of debt, net	—	(2,234)	—	2,402
Impairment loss	44,065	31,813	45,565	40,296
Income tax expense (benefit)	—	(83)	7	(283)
Less:
Third-party real estate services, including reimbursements revenue	17,002	14,805	34,210	29,719
Income (loss) from unconsolidated real estate ventures, net	(586)	1,091	(960)	499
Interest and other income, net	4,658	698	6,058	1,223
Gain (loss) on the sale of real estate, net	(285)	41,832	20,790	42,369

Adjustments:
NOI attributable to unconsolidated real estate ventures at our share	1,172	1,287	2,397	2,277
Real estate venture partner’s share of NOI attributable to consolidated real estate ventures	(1,822)	(272)	(2,623)	(272)
Non-cash rent adjustments (1)	(2,925)	71	(4,645)	2,510
Other adjustments (2)	552	399	639	2,092
Total adjustments	(3,023)	1,485	(4,232)	6,607
NOI	$61,077	$65,633	$121,998	$130,918
Less: out-of-service NOI loss (3)	(1,241)	(1,469)	(2,753)	(3,696)
Operating Portfolio NOI	$62,318	$67,102	$124,751	$134,614
Non-Same Store NOI (4)	7,555	10,085	15,662	20,549
Same Store NOI (5)	$54,763	$57,017	$109,089	$114,065

Change in Same Store NOI	(4.0)%		(4.4)%
Number of properties in Same Store pool	32		32

(1)	Adjustment to exclude deferred (straight-line) rent, above/below market lease amortization/accretion and lease incentive amortization.
(2)	Adjustment to exclude commercial lease termination revenue, related party management fees and corporate entity activity.
(3)	Includes the results of our Under-Construction assets, assets in the Development Pipeline, and other land assets.
(4)	Includes the results of properties that were not In-Service for the entirety of both periods being compared, including disposed properties, and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.
(5)	Includes the results of the properties that are owned, operated and In-Service for the entirety of both periods being compared.

SEP
TABLE OF CONTENTS	JUNE 30, 2026

DISCLOSURES	JUNE 30, 2026

Disclosures

Forward-Looking Statements

Certain statements contained herein may constitute "forward-looking statements" as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results, financial condition and business of JBG SMITH Properties ("JBG SMITH," the "Company," "we," "us," "our" or similar terms) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximate," "hypothetical," "potential," "believes," "expects," "anticipates," "estimates," "intends," "plans," "would," "may" or similar expressions in this Investor Package. We also note the following forward-looking statements: the impacts and ultimate outcome of the Wardman Tower litigation; the potential need for one or more bonds to be posted by the defendants and the extent to which we would be required to collateralize any portion of such bonds; whether the Washington DC region will return to more typical labor market conditions; the impact of the federal budget, including defense and intelligence spending on our demand drivers and the Washington DC region; the impact and potential occurrence of reduction in federal spending and headcount on the Washington DC region, generally, and the real estate market in particular; the ability of our National Landing assets to capture growth and demand from new defense technology companies; our ability to maintain a strong capital base; potential Net Operating Income growth and the assumptions on which such growth is premised; our estimated future leverage profile and our ability to moderate our leverage; trends in occupancy, supply and demand for housing (including multifamily) and the ability of constrained supply to drive occupancy and rent growth; whether we will be well-positioned to weather volatility and capitalize on rent growth, land sales, asset recycling, ground leases, and joint ventures; the timeline to complete asset recycling and the impact of reducing competitive stock in National Landing; whether the industry mix of our office tenants and leasing performance of our office portfolio will shift as anticipated or at all; whether high levels of office inventory removal and limited new office projects will benefit our portfolio; whether the strength of our prospective tenant pipeline will result in increases in new leasing activity; whether our expected contractual annualized rent will commence on the timeline anticipated; whether we will experience an improvement in the retention rate of our office and residential tenants (including in National Landing); annualized Net Operating Income; adjusted and expected annualized Net Operating Income; the ability of any or all of our demand drivers to materialize and increase performance of, foot traffic around, and demand for our multifamily and commercial portfolios in the Northern Virginia submarket (including National Landing); whether the value of our portfolio holdings will increase due to their location, demand drivers, our placemaking efforts and use diversification; whether the office redevelopment pipeline in Northern Virginia will impact apartment supply; whether we will be successful in our efforts to repurchase shares; whether we will succeed in recycling our assets to fund new investments, including development projects, acquisitions, distressed office investments and other opportunistic investments in partnership with third-party capital, and share repurchases; whether we will be able to recapitalize certain assets and generate incremental fee revenue and carried interest income through joint ventures with third-party investors; whether expected equity contributions of venture partners will be realized; whether our assets can be disposed of for values at or above NAV; whether in the case of our Under-Construction assets and assets in our development pipeline, estimated square feet, estimated number of units, timeline, Estimated Incremental Investment, Estimated Total Investment, Projected NOI Yield and Estimated Stabilized NOI are accurate; whether our Under-Construction assets will deliver the Annualized NOI that we anticipate; whether the estimated square feet in our Development Pipeline is accurate; and whether the number of multifamily units and retailers in Northern Virginia (including National Landing) will increase to the levels anticipated or open on the timelines anticipated.

Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic and political conditions in the Washington, DC metropolitan area, including shifting interest-rate expectations and reductions in federal government spending, headcount, or leasing, the timing of and costs associated with development and property improvements, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Cautionary Statement Concerning Forward-Looking Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2025 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date hereof.

DISCLOSURES	JUNE 30, 2026

Organization and Basis of Presentation

JBG SMITH, a Maryland real estate investment trust, owns, operates, and develops mixed-use properties concentrated in amenity-rich, Metro-served submarkets in and around Washington, DC, most notably National Landing, where through our focus on placemaking, we cultivate vibrant, highly amenitized, walkable neighborhoods. JBG SMITH's portfolio comprises 11.8 million square feet at share of multifamily, office, and retail assets, and a 3.5 million square-foot development pipeline. In addition, our third-party real estate services business provides fee-based real estate services.

The information contained in this Investor Package does not purport to disclose all items required by the accounting principles generally accepted in the United States of America ("GAAP") and is unaudited information, unless otherwise indicated.

Pro Rata Information

We present certain financial information and metrics in this Investor Package "at JBG SMITH Share," which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, "real estate ventures") as applied to these financial measures and metrics. Financial information "at JBG SMITH Share" is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset's financial information. "At JBG SMITH Share" information, which we also refer to as being "at share," "our pro rata share" or "our share," is not, and is not intended to be, a presentation in accordance with GAAP. Given that a portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.

We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers' share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.

With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers' interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures, or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP "at JBG SMITH Share" financial information should not be considered in isolation or as a substitute for our consolidated financial statements as reported under GAAP.

Occupancy, non-GAAP financial measures, leverage metrics, operating assets and operating metrics presented in this Investor Package exclude our 33.5% subordinated interest in four commercial buildings, as well as the associated non-recourse mortgage loans, held through an unconsolidated real estate venture, as our investment in the real estate venture is zero, we do not anticipate receiving any near-term cash flow distributions from the real estate venture, and we have not guaranteed its obligations or otherwise committed to providing financial support.

DISCLOSURES	JUNE 30, 2026

Definitions

See pages 38-41 for definitions of terms used in this Investor Package.

Non-GAAP Measures

This Investor Package includes non-GAAP measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why our management believes that the presentation of these measures provides useful information to investors regarding our financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this Investor Package. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies.

In addition to "at share" financial information, the following non-GAAP measures are included in this Investor Package:

●	Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")
●	EBITDA for Real Estate ("EBITDAre")
●	Adjusted EBITDA
●	Funds from Operations ("FFO")
●	Core FFO
●	Funds Available for Distribution ("FAD")
●	Third-Party Real Estate Services Business
●	Pro Rata Adjusted General and Administrative Expenses
●	Net Operating Income ("NOI")
●	Annualized NOI
●	Estimated Stabilized NOI
●	Projected NOI Yield
●	Same Store NOI
●	Consolidated and Unconsolidated Indebtedness
●	Consolidated and Unconsolidated Interest Expense
●	Net Debt
●	Historical Cost

COMPANY PROFILE	JUNE 30, 2026 (Unaudited)

Company Profile

Executive Officers		Company Snapshot as of June 30, 2026

W. Matthew Kelly	Chief Executive Officer and Trustee	Exchange/ticker	NYSE: JBGS
M. Moina Banerjee	Co-President and Chief Financial Officer	Indicated annual dividend per share (1)	$0.70
George L. Xanders	Co-President and Chief Investment Officer	Dividend yield	4.8%
Evan Regan-Levine	Chief Strategy Officer
Steven A. Museles	Chief Legal Officer	Total Enterprise Value (dollars in billions, except share price)
		Common share price	$14.67
		Common shares and common limited partnership units ("OP Units") outstanding (in millions) (2)	71.40
		Total market capitalization	$1.05
		Total consolidated and unconsolidated indebtedness at JBG SMITH Share	2.55
		Less: cash and cash equivalents at JBG SMITH Share	(0.08)
		Net Debt	$2.48
		Total Enterprise Value	$3.52

		Net Debt / Total Enterprise Value	70.3%

(1)	Based on the latest dividend declaration.
(2)	Includes certain fully vested incentive equity awards that may be convertible into OP Units.

FINANCIAL HIGHLIGHTS	JUNE 30, 2026 (Unaudited)

Financial Highlights

dollars in thousands, except per share data	Three Months Ended		Six Months Ended
	June 30, 2026		June 30, 2026

Summary Financial Results
Total revenue	$129,375		$256,977
Net loss attributable to common shareholders	$(59,155)		$(77,852)
Per diluted common share	$(1.03)		$(1.34)
Operating portfolio NOI	$62,318		$124,751
FFO (1)	$15,962		$18,614
Core FFO (1)	$13,314		$25,835
FAD (1)	$17,742		$35,620
FAD payout ratio	74.2%		73.8%
EBITDA (1)	$8,375		$67,003
EBITDAre (1)	$52,729		$91,817
Adjusted EBITDA (1)	$50,023		$98,907
Net Debt / total enterprise value	70.3%		70.3%
Net Debt to annualized Adjusted EBITDA	12.4	x	12.5	x

			June 30, 2026

Debt Summary (at JBG SMITH Share)
Total consolidated indebtedness (2)			$2,517,952
Total consolidated and unconsolidated indebtedness (2)			$2,551,557
Weighted average interest rates:
Variable rate debt (3)			5.19%
Fixed rate debt			5.00%
Total debt			5.06%
Cash and cash equivalents			$74,552

(1)	Attributable to OP Units, which include units owned by JBG SMITH, and certain incentive equity awards that may be convertible into OP Units.
(2)	Net of premium/discount and deferred financing costs.
(3)	For floating rate loans with interest rate caps, the weighted average interest rate cap strike for consolidated debt and debt at JBG SMITH Share was 3.19% and 3.29%, and the weighted average maturity date of the interest rate caps is in Q4 2026. The interest rate cap strike is exclusive of the credit spreads associated with the loans.

PORTFOLIO OVERVIEW	JUNE 30, 2026 (Unaudited)

Portfolio Overview

dollars in thousands		100% Share	At JBG SMITH Share

	Number of	Units /	Units /	%	%	Annualized	Annualized
	Assets	Square Feet	Square Feet	Leased	Occupied (1)	Rent	NOI (2)

Operating
Multifamily (3)
National Landing	7	4,084	4,084	90.7%	87.6%	$111,478	$70,400
DC	7	2,080	1,894	94.9%	91.7%	57,728	33,376
In-Service	14	6,164	5,978	92.0%	88.9%	169,206	103,776
Recently Delivered	1	355	355	53.8%	49.3%	7,271	2,532
Multifamily – total / weighted average	15	6,519	6,333	89.6%	86.6%	$176,477	$106,308

Commercial
National Landing Unlevered	13	4,445,226	4,445,226	76.8%	72.9%	$153,559	$90,252
National Landing Levered	3	997,031	997,031	85.7%	85.2%	33,447	26,264
Other	6	1,882,632	1,252,264	76.5%	76.8%	44,051	21,320
Commercial - total / weighted average	22	7,324,889	6,694,521	78.0%	75.4%	$231,057	$137,836

Ground Lease (4)	1	—	—	—	—	$—	$5,128

Operating - In-service	37	6,164 Units/ 7,324,889 SF	5,978 Units/ 6,694,521 SF	83.7%	80.9%	$400,263	$246,740
Operating - Recently Delivered	1	355 Units	355 Units	53.8%	49.3%	$7,271	$2,532
Operating - Total / Weighted Average	38	6,519 Units/ 7,324,889 SF	6,333 Units/ 6,694,521 SF	82.9%	80.2%	$407,534	$249,272

Development (5)

Under-Construction	1	195 units	59 units

Development Pipeline		4,809,200	3,511,300

(1)	Percent Occupied excludes retail square footage.
(2)	Annualized NOI includes $0.1 million from sold or recapitalized assets, $5.2 million from 1101 17th Street, and $26.3 million from 1215, 1225 and 1235 S. Clark Street.
(3)	2221 S. Clark Street - Residential and 900 W Street are excluded from Percent Leased, Percent Occupied and Annualized Rent metrics as they are operated as short-term rental properties.
(4)	1700 M Street, for which we are the ground lessor, is excluded from Percent Leased, Percent Occupied and Annualized Rent metrics. See footnote (7) on page 19 for more information.
(5)	Refer to pages 32 – 33 for detail of Under-Construction asset and assets in the Development Pipeline.

CONDENSED CONSOLIDATED BALANCE SHEETS	JUNE 30, 2026 (Unaudited)

Condensed Consolidated Balance Sheets

in thousands	June 30, 2026	December 31, 2025

ASSETS
Real estate, at cost:
Land and improvements	$987,802	$1,019,967
Buildings and improvements	4,016,401	3,973,514
Construction in progress, including land	111,275	175,673
	5,115,478	5,169,154
Less: accumulated depreciation	(1,478,008)	(1,408,641)
Real estate, net	3,637,470	3,760,513
Cash and cash equivalents	74,803	75,270
Restricted cash	33,264	28,020
Tenant and other receivables	25,141	21,810
Deferred rent receivable	187,747	182,891
Investments in unconsolidated real estate ventures	115,603	105,711
Deferred leasing costs, net	63,246	66,356
Intangible assets, net	11,497	30,333
Other assets, net	112,064	117,287
TOTAL ASSETS	$4,260,835	$4,388,191

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgage loans, net	$1,601,618	$1,579,158
Revolving credit facility	210,000	205,000
Term loans, net	718,832	718,408
Accounts payable and accrued expenses	65,630	84,748
Other liabilities, net	94,057	131,945
Total liabilities	2,690,137	2,719,259
Commitments and contingencies
Redeemable noncontrolling interests	492,712	511,342
Total equity	1,077,986	1,157,590
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$4,260,835	$4,388,191

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	JUNE 30, 2026 (Unaudited)

Condensed Consolidated Statements of Operations

in thousands, except per share data	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
REVENUE
Property rental	$106,632	$106,509	$212,488	$208,008
Third-party real estate services, including reimbursements (1)	17,002	14,805	34,210	29,719
Other revenue	5,741	5,165	10,279	9,438
Total revenue	129,375	126,479	256,977	247,165
EXPENSES
Depreciation and amortization	44,791	47,560	90,096	95,147
Property operating	35,964	34,875	72,182	68,312
Real estate taxes	12,309	12,651	24,355	24,823
General and administrative:
Corporate and other	15,404	16,720	30,691	32,277
Third-party real estate services (1)	16,364	13,562	33,362	29,633
Transaction and Other Costs	685	2,846	10,526	4,757
Total expenses	125,517	128,214	261,212	254,949
OTHER INCOME (EXPENSE)
Income (loss) from unconsolidated real estate ventures, net	(586)	1,091	(960)	499
Interest and other income, net	4,658	698	6,058	1,223
Interest expense	(36,029)	(35,571)	(71,577)	(70,771)
Gain (loss) on the sale of real estate, net	(285)	41,832	20,790	42,369
Gain (loss) on the extinguishment of debt, net	—	2,234	—	(2,402)
Impairment loss	(44,065)	(31,813)	(45,565)	(40,296)
Total other income (expense)	(76,307)	(21,529)	(91,254)	(69,378)
LOSS BEFORE INCOME TAX (EXPENSE) BENEFIT	(72,449)	(23,264)	(95,489)	(77,162)
Income tax (expense) benefit	—	83	(7)	283
NET LOSS	(72,449)	(23,181)	(95,496)	(76,879)
Net loss attributable to redeemable noncontrolling interests	13,381	3,940	17,731	11,918
Net income attributable to noncontrolling interests	(87)	—	(87)	—
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(59,155)	$(19,241)	$(77,852)	$(64,961)
LOSS PER COMMON SHARE - BASIC AND DILUTED	$(1.03)	$(0.29)	$(1.34)	$(0.87)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	58,284	68,287	58,676	74,867

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026.

(1)	Includes $10.0 million and $7.9 million for the three months ended June 30, 2026 and 2025, and $20.6 million and $16.3 million for the six months ended June 30, 2026 and 2025, of revenue and expenses reimbursed by third-party owners of real estate we manage.

UNCONSOLIDATED REAL ESTATE VENTURES	JUNE 30, 2026 (Unaudited)

Unconsolidated Real Estate Ventures

in thousands, at JBG SMITH Share
June 30, 2026

BALANCE SHEET INFORMATION
Total real estate, at cost	$145,717
Less: accumulated depreciation	(4,040)
Real estate, net	141,677
Cash and cash equivalents	3,305
Other assets, net	14,943
Total assets	$159,925
Borrowings, net	$34,652
Other liabilities, net	11,837
Total liabilities	$46,489

	Three Months Ended	Six Months Ended
	June 30, 2026	June 30, 2026

OPERATING INFORMATION
Total revenue	$2,248	$4,726
Expenses:
Depreciation and amortization	970	1,949
Property operating	960	1,856
Real estate taxes	343	727
Total expenses	2,273	4,532
Other income (expense):
Interest expense	(578)	(1,172)
Loss on the sale of real estate	(4)	(39)
Interest and other income, net	18	49

Net Loss	$(589)	$(968)
Other	3	8
Loss from unconsolidated real estate ventures, net	$(586)	$(960)

OTHER TANGIBLE ASSETS AND LIABILITIES	JUNE 30, 2026 (Unaudited)

Other Tangible Assets and Liabilities

in thousands, at JBG SMITH Share	June 30, 2026

Other Tangible Assets, Net (1)
Restricted cash	$33,718
Tenant and other receivables, net	25,189
Other assets, net	68,433
Total Other Tangible Assets, Net	$127,340

Other Tangible Liabilities, Net
Accounts payable and accrued liabilities	$66,868
Other liabilities, net (2)	61,013
Total Other Tangible Liabilities, Net	$127,881

(1)	Excludes cash and cash equivalents.
(2)	Includes lease incentive liabilities totaling $6.2 million but excludes committed tenant-related obligations totaling $39.8 million. The timing and amounts of payments for tenant-related obligations are uncertain and may only be due upon satisfactory performance of certain conditions.

EBITDA, EBITDAre AND ADJUSTED EBITDA RECONCILIATIONS (NON-GAAP)	JUNE 30, 2026 (Unaudited)

EBITDA, EBITDAre and Adjusted EBITDA

dollars in thousands	Three Months Ended June 30,				Six Months Ended June 30,
	2026		2025		2026		2025

EBITDA, EBITDAre and Adjusted EBITDA
Net loss	$(72,449)		$(23,181)		$(95,496)		$(76,879)
Depreciation and amortization expense	44,791		47,560		90,096		95,147
Interest expense	36,029		35,571		71,577		70,771
Income tax expense (benefit)	—		(83)		7		(283)
Unconsolidated real estate ventures allocated share of above adjustments	1,549		1,835		3,122		3,617
EBITDA attributable to noncontrolling interests in consolidated real estate ventures	(1,545)		(270)		(2,303)		(270)
EBITDA	$8,375		$61,432		$67,003		$92,103
(Gain) loss on the sale of real estate, net	285		(41,832)		(20,790)		(42,369)
Pro rata share of (gain) loss on the sale of unconsolidated real estate assets	4		(1,500)		39		(1,500)
Impairment loss related to real estate	44,065		31,813		45,565		40,296

EBITDAre	$52,729		$49,913		$91,817		$88,530
Transaction and Other Costs, net of noncontrolling interests (1)	551		2,846		10,392		4,757
Litigation costs (2)	680		2,500		680		2,500
(Income) loss from investments, net	(4,136)		(98)		(4,199)		278
(Gain) loss on the extinguishment of debt, net	—		(2,234)		—		2,402
Earnings and distributions in excess of our investment in unconsolidated real estate venture	—		(217)		—		(401)
Unconsolidated real estate ventures allocated share of above adjustments	199		—		217		—

Adjusted EBITDA	$50,023		$52,710		$98,907		$98,066

Net Debt to Annualized Adjusted EBITDA (3)	12.4	x	11.8	x	12.5	x	12.6	x

Net Debt (at JBG SMITH Share)					June 30, 2026		June 30, 2025
Consolidated indebtedness (4)					$2,517,952		$2,479,101
Unconsolidated indebtedness (4)					33,605		67,114
Total consolidated and unconsolidated indebtedness					2,551,557		2,546,215
Less: cash and cash equivalents					74,552		65,606
Net Debt (at JBG SMITH Share)					$2,477,005		$2,480,609

Note: All EBITDA measures as shown above are attributable to OP Units and certain fully vested incentive equity awards that may be convertible into OP Units. The prior year EBITDAre amounts have been restated to conform to the current year presentation. There was no change to EBITDA or Adjusted EBITDA.

(1)	Includes costs related to completed, potential and pursued transactions, and other costs.
(2)	Represents accrual for loss contingencies related to unresolved legal matters. Included in “Corporate and other general and administrative expense” in the Condensed Consolidated Statements of Operations.
(3)	Quarterly Adjusted EBITDA is annualized by multiplying by four. Adjusted EBITDA for the six months ended June 30, 2026 and 2025 is annualized by multiplying by two.
(4)	Net of premium/discount and deferred financing costs.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)	JUNE 30, 2026 (Unaudited)

FFO, Core FFO and FAD

in thousands, except per share data	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

FFO and Core FFO
Net loss attributable to common shareholders	$(59,155)	$(19,241)	$(77,852)	$(64,961)
Net loss attributable to redeemable noncontrolling interests	(13,381)	(3,940)	(17,731)	(11,918)
Net income attributable to noncontrolling interests	87	—	87	—
Net loss	(72,449)	(23,181)	(95,496)	(76,879)
(Gain) loss on the sale of real estate, net	285	(41,832)	(20,790)	(42,369)
Pro rata share of (gain) loss on the sale of unconsolidated real estate assets	4	(1,500)	39	(1,500)
Real estate depreciation and amortization	44,509	46,508	89,527	92,469
Impairment loss related to real estate	44,065	31,813	45,565	40,296
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	970	786	1,949	1,565
FFO attributable to noncontrolling interests in consolidated real estate ventures	(1,422)	(270)	(2,180)	(270)
FFO Attributable to OP Units	$15,962	$12,324	$18,614	$13,312
FFO attributable to redeemable noncontrolling interests	(3,445)	(2,371)	(4,018)	(2,538)
FFO Attributable to Common Shareholders	$12,517	$9,953	$14,596	$10,774

FFO attributable to OP Units	$15,962	$12,324	$18,614	$13,312
Transaction and Other Costs, net of noncontrolling interests (1)	551	2,846	10,392	4,757
Litigation costs (2)	680	2,500	680	2,500
(Income) loss from investments, net of tax	(4,136)	(74)	(4,199)	211
Gain from mark-to-market on derivative instruments	(16)	(24)	(16)	(56)
(Gain) loss on the extinguishment of debt, net	—	(2,234)	—	2,402
Earnings and distributions in excess of our investment in unconsolidated real estate venture	—	(217)	—	(401)
Amortization of management contracts intangible, net of tax	74	622	147	1,678
Unconsolidated real estate ventures allocated share of above adjustments	199	—	217	—
Core FFO Attributable to OP Units	$13,314	$15,743	$25,835	$24,403
Core FFO attributable to redeemable noncontrolling interests	(2,874)	(3,029)	(5,580)	(4,491)
Core FFO Attributable to Common Shareholders	$10,440	$12,714	$20,255	$19,912
FFO per common share - diluted	$0.21	$0.15	$0.25	$0.14
Core FFO per common share - diluted	$0.18	$0.19	$0.34	$0.27
Weighted average shares - diluted (FFO and Core FFO)	58,449	68,451	58,882	75,063

See footnotes on page 15.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)	JUNE 30, 2026 (Unaudited)

in thousands, except per share data	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

FAD
Core FFO attributable to OP Units	$13,314	$15,743	$25,835	$24,403
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions, at share	(5,078)	(9,108)	(9,107)	(20,886)
Straight-line and other rent adjustments (3)	(2,925)	71	(4,645)	2,510
Share-based compensation expense	9,033	7,345	16,777	13,877
Amortization of debt issuance costs	3,114	3,700	6,167	7,835
Unconsolidated real estate ventures allocated share of above adjustments	75	206	171	355
Non-real estate depreciation and amortization	209	251	422	509
FAD Available to OP Units (A)	$17,742	$18,208	$35,620	$28,603
Distributions to common shareholders and unitholders (B)	$13,158	$15,332	$26,281	$32,942
FAD Payout Ratio (B÷A) (4)	74.2%	84.2%	73.8%	115.2%

Capital Expenditures
Maintenance and recurring capital expenditures	$4,123	$3,268	$5,750	$6,856
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	2	9	4	9
Second-generation tenant improvements and leasing commissions	953	5,818	3,353	13,764
Share of Second-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	—	13	—	257
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions	5,078	9,108	9,107	20,886
Non-recurring capital expenditures	5,615	8,917	11,399	14,151
First-generation tenant improvements and leasing commissions	5,786	2,272	10,356	5,920
Share of First-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	—	46	73	83
Non-recurring capital expenditures and First-generation tenant improvements and leasing commissions	11,401	11,235	21,828	20,154
Total JBG SMITH Share of Capital Expenditures	$16,479	$20,343	$30,935	$41,040

Note: The prior year FFO amounts have been restated to conform to the current year presentation. There was no change to Core FFO.

(1)	Includes costs related to completed, potential and pursued transactions, and other costs.
(2)	Represents accrual for loss contingencies related to unresolved legal matters. Included in “Corporate and other general and administrative expense” in the Condensed Consolidated Statements of Operations.
(3)	Includes straight-line rent, above/below market lease amortization/accretion and lease incentive amortization.
(4)	The quarterly FAD payout ratio is not necessarily indicative of an amount for the full year due to fluctuation in the timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

THIRD-PARTY REAL ESTATE SERVICES BUSINESS (NON-GAAP)	JUNE 30, 2026 (Unaudited)

Third-Party Asset Mgmt and Real Estate Services Business

in thousands, at JBG SMITH Share	Three Months Ended June 30, 2026

Service Revenue
Property management fees	$3,509
Asset management fees	1,149
Development fees	550
Leasing fees	338
Construction management fees	245
Other service revenue	1,361
Third-Party Real Estate Service Revenue, Excluding Reimbursements (1)	$7,152
Third-party real estate services expenses, excluding reimbursements (2)	(6,246)
Net Third-Party Real Estate Services, Excluding Reimbursements (3)	$906

(1)	Service revenue from real estate ventures is calculated on an asset-by-asset basis by applying our real estate venture partners' respective economic interests to the fees we earned from each real estate venture. For unconsolidated ventures, our share of such revenue is included in “Third-party real estate services, including reimbursements” in our Condensed Consolidated Statement of Operations but excluded from this table. For consolidated ventures, our real estate venture partners' share of such revenue is not included in “Third-party real estate services, including reimbursements” in our Condensed Consolidated Statement of Operations as it is eliminated in consolidation but is included in this table. For the three months ended June 30, 2026, $10.0 million of reimbursement revenue and $0.1 million of service revenue is excluded from this table but included in “Third-party real estate services, including reimbursements,” and $0.3 million of service revenue is included in this table but excluded from “Third-party real estate services, including reimbursements” in our Condensed Consolidated Statement of Operations.
(2)	Our personnel perform services for wholly owned properties and properties we manage on behalf of third parties and real estate ventures. We allocate personnel and other costs to wholly owned properties (included in "Property operating expenses" and "General and administrative expense: corporate and other" in our Condensed Consolidated Statement of Operations) and to properties owned by the third parties and real estate ventures (included in "General and administrative expense: third-party real estate services" in our Condensed Consolidated Statement of Operations) using estimates of the time spent performing services related to properties in the respective portfolios and other allocation methodologies.

Allocated general and administrative expenses related to real estate ventures are calculated on an asset-by-asset basis by applying our real estate venture partners' respective economic interests to the total general and administrative expenses allocated to each asset. See "Pro Rata Adjusted General and Administrative Expenses" on the next page for a reconciliation of "General and administrative expenses: third-party real estate services" to "Pro Rata Adjusted General and Administrative Expenses."

(3)	Service revenue, excluding reimbursement revenue and service revenue from our economic interest in real estate ventures, less allocated general and administrative expenses. Management uses this measure as a supplemental performance measure of its third-party real estate services business and believes it provides useful information to investors because it reflects only those revenue and expense items incurred by us and can be used to assess the profitability of the third-party real estate services business.

PRO RATA ADJUSTED GENERAL AND ADMINISTRATIVE EXPENSES (NON-GAAP)	JUNE 30, 2026 (Unaudited)

Pro Rata Adjusted G&A

in thousands	Three Months Ended June 30, 2026
		Adjustments (1)
	Per Statement			Pro Rata
	of Operations	A	B	Adjusted

General and Administrative Expenses
Corporate and other	$15,404	$—	$143	$15,547
Third-party real estate services	16,364	(9,975)	(143)	6,246

Total	$31,768	$(9,975)	$—	$21,793

(1)	Adjustments:

A  -  Removes $10.0 million of general and administrative expenses reimbursed by third-party owners of real estate we manage related to revenue which has been excluded from service revenue on page 16. Revenue from reimbursements is included in "Third-party real estate services, including reimbursements" in our Condensed Consolidated Statement of Operations.

B  -  Reflects an adjustment to allocate our share of general and administrative expenses of unconsolidated real estate ventures from "Third-party real estate services" to "Corporate and other."

SAME STORE NOI (NON-GAAP)	JUNE 30, 2026 (Unaudited)

Summary & Same Store NOI

c

dollars in thousands, at JBG SMITH share
	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	% Change	2026	2025	% Change

Same Store (1)
Multifamily
Revenue	$38,607	$39,248	(1.6%)	$76,512	$77,816	(1.7%)
Expenses	(17,380)	(16,662)	4.3%	(34,038)	(31,861)	6.8%
Same Store NOI	$21,227	$22,586	(6.0%)	$42,474	$45,955	(7.6%)

Commercial
Revenue	$53,832	$54,283	(0.8%)	$108,211	$107,726	0.5%
Expenses	(21,578)	(20,689)	4.3%	(44,164)	(41,296)	6.9%
Same Store NOI	$32,254	$33,594	(4.0%)	$64,047	$66,430	(3.6%)

Ground Lease
Same Store NOI	$1,282	$837	53.2%	$2,568	$1,680	52.9%

Total Same Store NOI	$54,763	$57,017	(4.0%)	$109,089	$114,065	(4.4%)
Non-Same Store NOI	7,555	10,085	(25.1%)	15,662	20,549	(23.8%)
Total Operating Portfolio NOI	$62,318	$67,102	(7.1%)	$124,751	$134,614	(7.3%)

(1)	Same Store refers to the pool of assets that were owned, operated and In-Service for the entirety of both periods being compared, excluding assets for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

SUMMARY NOI (NON-GAAP)	JUNE 30, 2026 (Unaudited)

Summary NOI

dollars in thousands	NOI for the Three Months Ended June 30, 2026 at JBG SMITH Share
	Consolidated	Unconsolidated	Multifamily	Commercial	Ground Lease (7)	Total
Number of operating assets	36	2	15	22	1	38
Property rental (1)	$92,481	$2,089	$44,926	$48,357	$1,287	$94,570
Tenant expense reimbursement	8,363	41	3,849	4,555	—	8,404
Other revenue	5,583	39	799	4,823	—	5,622
Total revenue	106,427	2,169	49,574	57,735	1,287	108,596

Operating expenses	(45,243)	(714)	(22,997)	(22,955)	(5)	(45,957)
Ground rent expense	(321)	—	—	(321)	—	(321)
Total expenses	(45,564)	(714)	(22,997)	(23,276)	(5)	(46,278)

Operating Portfolio NOI (2)	$60,863	$1,455	$26,577	$34,459	$1,282	$62,318

Annualized NOI (3)	$243,452	$5,820	$106,308	$137,836	$5,128	$249,272
Additional Information
Free Rent (at 100% share)	$6,935	$74	$1,727	$5,282	$—	$7,009
Free Rent (at JBG SMITH Share)	$6,678	$15	$1,517	$5,176	$—	$6,693
Annualized Free Rent (at JBG SMITH Share) (4)	$26,712	$60	$6,068	$20,704	$—	$26,772
% occupied (at JBG SMITH Share) (5)	80.3%	73.5%	86.6%	75.4%	—	80.2%
Annualized base rent of signed leases, not commenced (at 100% share) (6)	$12,684	$2,164	$1,204	$13,644	$—	$14,848
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (6)	$12,476	$1,300	$1,108	$12,668	$—	$13,776

(1)	Property rental revenue excludes straight-line rent adjustments, commercial lease termination revenue and other non-cash GAAP adjustments.
(2)	NOI excludes $3.0 million of related party management fees at JBG SMITH Share. See definition of NOI on page 40.
(3)	Annualized NOI includes $0.1 million from sold or recapitalized assets, $5.2 million from 1101 17th Street, and $26.3 million from 1215, 1225 and 1235 S. Clark Street.
(4)	Represents JBG SMITH's share of Free Rent for the three months ended June 30, 2026 multiplied by four.
(5)	Assets operated as short-term rental properties (2221 S. Clark Street - Residential and 900 W Street), and 1700 M Street, for which we are the ground lessor, are excluded from the Percent Occupied metric.
(6)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for office and retail spaces for which rent had not yet commenced as of June 30, 2026.
(7)	Includes 1700 M Street, for which we are the ground lessor. The ground rent on 1700 M Street is currently $5.1 million per annum and includes market escalations and CPI resets. The ground lease expires on December 4, 2117.

SUMMARY NOI - MULTIFAMILY (NON-GAAP)	JUNE 30, 2026 (Unaudited)

Summary NOI – Multifamily

dollars in thousands	NOI for the Three Months Ended June 30, 2026 at JBG SMITH Share
	Consolidated	National Landing	DC	Total
Number of operating assets	15	8	7	15
Property rental (1)	$44,926	$30,598	$14,328	$44,926
Tenant expense reimbursement	3,849	2,135	1,714	3,849
Other revenue	799	515	284	799
Total revenue	49,574	33,248	16,326	49,574

Operating expenses	(22,997)	(15,015)	(7,982)	(22,997)
Ground rent expense	—	—	—	—
Total expenses	(22,997)	(15,015)	(7,982)	(22,997)

Operating Portfolio NOI (2)	$26,577	$18,233	$8,344	$26,577

Annualized NOI	$106,308	$72,932	$33,376	$106,308
Additional Information
Free Rent (at 100% share)	$1,727	$653	$1,074	$1,727
Free Rent (at JBG SMITH Share)	$1,517	$653	$864	$1,517
Annualized Free Rent (at JBG SMITH Share) (3)	$6,068	$2,612	$3,456	$6,068
% occupied (at JBG SMITH Share) (4)	86.6%	84.4%	91.7%	86.6%
Annualized base rent of signed leases, not commenced (at 100% share) (5)	$1,204	$796	$408	$1,204
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (5)	$1,108	$796	$312	$1,108

(1)	Property rental revenue excludes straight-line rent adjustments, retail lease termination revenue and other non-cash GAAP adjustments.
(2)	NOI excludes $1.4 million of related party management fees at JBG SMITH Share. See definition of NOI on page 40.
(3)	Represents JBG SMITH's share of Free Rent for the three months ended June 30, 2026 multiplied by four.
(4)	2221 S. Clark Street – Residential and 900 W Street are excluded from the Percent Occupied metric as they are operated as short-term rental properties.
(5)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for retail spaces for which rent had not yet commenced as of June 30, 2026.

SUMMARY NOI - COMMERCIAL (NON-GAAP)	JUNE 30, 2026 (Unaudited)

Summary NOI – Commercial

dollars in thousands	NOI for the Three Months Ended June 30, 2026 at JBG SMITH Share
	Consolidated	Unconsolidated	National Landing	Other	Total
Number of operating assets	20	2	16	6	22
Property rental (1)	$46,268	$2,089	$39,801	$8,556	$48,357
Tenant expense reimbursement	4,514	41	3,688	867	4,555
Other revenue	4,784	39	4,402	421	4,823
Total revenue	55,566	2,169	47,891	9,844	57,735

Operating expenses	(22,241)	(714)	(18,762)	(4,193)	(22,955)
Ground rent expense	(321)	—	—	(321)	(321)
Total expenses	(22,562)	(714)	(18,762)	(4,514)	(23,276)

Operating Portfolio NOI (2)	$33,004	$1,455	$29,129	$5,330	$34,459

Annualized NOI (3)	$132,016	$5,820	$116,516	$21,320	$137,836
Additional Information
Free Rent (at 100% share)	$5,208	$74	$4,296	$986	$5,282
Free Rent (at JBG SMITH Share)	$5,161	$15	$4,296	$880	$5,176
Annualized Free Rent (at JBG SMITH Share) (4)	$20,644	$60	$17,184	$3,520	$20,704
% occupied (at JBG SMITH Share)	75.5%	73.5%	75.1%	76.8%	75.4%
Annualized base rent of signed leases, not commenced (at 100% share) (5)	$11,480	$2,164	$9,848	$3,796	$13,644
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (5)	$11,368	$1,300	$9,848	$2,820	$12,668

(1)	Property rental revenue excludes straight-line rent adjustments, commercial lease termination revenue and other non-cash GAAP adjustments.
(2)	NOI excludes $1.6 million of related party management fees at JBG SMITH Share. See definition of NOI on page 40.
(3)	Annualized NOI includes $0.1 million from sold or recapitalized assets, $5.2 million from 1101 17th Street, and $26.3 million from 1215, 1225 and 1235 S. Clark Street.
(4)	Represents JBG SMITH's share of Free Rent for the three months ended June 30, 2026 multiplied by four.
(5)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for office and retail spaces for which rent had not yet commenced as of June 30, 2026.

SIGNED BUT NOT YET COMMENCED LEASES	JUNE 30, 2026 (Unaudited)

Signed But Not Yet Commenced Leases

in thousands, at JBG SMITH Share		Total
		Annualized
		Estimated	Estimated Rent (1) for the Quarter Ending
Assets	C/U (2)	Rent (3)	September 30, 2026	December 31, 2026	March 31, 2027	June 30, 2027	September 30, 2027	December 31, 2027

Multifamily
Operating	C	$1,108	$62	$196	$242	$265	$277	$277

Commercial
Operating	C	$11,368	$457	$2,125	$2,603	$2,656	$2,778	$2,842
Operating	U	1,300	—	—	174	281	325	325
Total		$12,668	$457	$2,125	$2,777	$2,937	$3,103	$3,167

Total		$13,776	$519	$2,321	$3,019	$3,202	$3,380	$3,444

Note: Includes only leases for office and retail spaces for which rent had not yet commenced as of June 30, 2026.

(1)	Represents contractual monthly base rent before Free Rent, plus estimated tenant reimbursements for the month in which the lease is estimated to commence, multiplied by the applicable number of months for each quarter based on the lease's estimated commencement date.
(2)	"C" denotes a consolidated interest. "U" denotes an unconsolidated interest.
(3)	Represents contractual monthly base rent before Free Rent, plus estimated tenant reimbursements for the month in which the lease is expected to commence, multiplied by 12.

LEASING ACTIVITY - MULTIFAMILY	JUNE 30, 2026 (Unaudited)

Leasing Activity - Multifamily

	Three Months Ended June 30, 2026	Six Months Ended June 30, 2026
Effective new lease rates (1)	(9.5%)	(9.8%)
Effective renewal lease rates (1)	2.8%	2.7%
Effective blended lease rates (1)	(3.7%)	(3.9)%

Renewal rate	55.9%	58.3%

Note: At JBG SMITH Share. Includes assets that were In-Service for the entirety of both periods being compared, excluding assets for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared. Excludes non-market units and assets which are operated as short-term rental properties (2221 S. Clark Street - Residential and 900 W Street).

(1)	Average change in rent versus expiring rent, net of concessions. Excludes leases with lease terms of less than nine months.

LEASING ACTIVITY - OFFICE	JUNE 30, 2026 (Unaudited)

Leasing Activity – Office

square feet in thousands, at JBG SMITH Share	Three Months Ended	Six Months Ended
	June 30, 2026	June 30, 2026
New Leasing:
Square feet leased	88	116
Initial rent (1)	$45.95	$43.99
Straight-line rent (2)	$44.33	$42.68
Weighted average lease term (years)	6.0	6.2
Weighted average Free Rent period (months)	8.2	8.1
Tenant improvements and leasing commissions per square foot per annum	$14.71	$13.06
Renewal Leasing:
Square feet leased	63	367
Initial rent (1)	$50.71	$47.76
Straight-line rent (2)	$50.35	$47.07
Weighted average lease term (years)	4.6	4.5
Weighted average Free Rent period (months)	0.9	3.0
Tenant improvements and leasing commissions per square foot per annum	$3.90	$4.06
Total Leasing:
Square feet leased	151	483
Initial rent (1)	$47.94	$46.85
Straight-line rent (2)	$46.85	$46.02
Weighted average lease term (years)	5.4	4.9
Weighted average Free Rent period (months)	5.0	4.2
Tenant improvements and leasing commissions per square foot per annum	$10.89	$6.78
Mark-to-Market on second-generation space:
Square feet leased	79	386
Cash basis:
Initial rent (1)	$49.80	$47.68
Prior escalated rent	$50.82	$50.55
% change	(2.0)%	(5.7)%
GAAP basis:
Straight-line rent (2)	$49.27	$47.03
Prior straight-line rent	$47.28	$46.57
% change	4.2%	1.0%

Note: The leasing activity and related statistics are based on leases signed during the period and are not intended to coincide with the commencement of the recognition of property rental revenue in accordance with GAAP. Second-generation space represents square footage that was vacant for less than nine months. Weighted average lease term is weighted by square footage, and weighted average Free Rent period is weighted by Annualized Rent. Percentage rent is excluded from the initial rent, straight-line rent, Free Rent, and mark-to-market metrics.

(1)	Represents the cash basis weighted average starting rent per square foot, which is generally indicative of market rents. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Most leases include Free Rent and periodic step-ups in rent which are not included in the initial cash basis rent per square foot but are included in the GAAP basis rent per square foot.
(2)	Represents the GAAP basis weighted average rent per square foot that is recognized over the term of the respective leases, including the effect of Free Rent and fixed step-ups in rent.

LEASE EXPIRATIONS	JUNE 30, 2026 (Unaudited)

Lease Expirations

		At JBG SMITH Share
							Estimated
					% of		Annualized
			% of	Annualized	Total	Annualized	Rent Per
	Number		Total	Rent	Annualized	Rent Per	Square Foot at
Year of Lease Expiration	of Leases	Square Feet	Square Feet	(in thousands)	Rent	Square Foot	Expiration (1)
Month-to-Month	10	23,348	0.4%	$424	0.2%	$18.14	$18.14
2026	35	239,460	4.5%	11,823	4.9%	49.38	49.40
2027	71	587,327	11.0%	28,168	11.6%	47.96	48.96
2028	45	467,922	8.8%	22,306	9.2%	47.67	48.75
2029	49	415,354	7.8%	20,172	8.3%	48.57	50.91
2030	32	591,397	11.1%	28,239	11.6%	47.75	52.67
2031	42	639,521	12.0%	24,618	10.1%	38.49	40.76
2032	21	864,590	16.2%	37,300	15.3%	43.14	45.68
2033	27	352,838	6.6%	15,694	6.5%	44.48	52.72
2034	25	239,401	4.5%	12,626	5.2%	63.04	73.18
Thereafter	47	917,087	17.1%	41,905	17.1%	45.69	58.01
Total / Weighted Average	404	5,338,245	100.0%	$243,275	100.0%	$45.91	$50.60

Note: Includes all leases as of June 30, 2026 for which a tenant has taken occupancy for office and retail space within our operating portfolio and assuming no exercise of renewal options or early termination rights. The weighted average remaining lease term for the entire portfolio is 5.3 years.

(1)	Represents monthly base rent before Free Rent, plus tenant reimbursements, as of lease expiration multiplied by 12 and divided by square footage. Triple net leases are converted to a gross basis by adding tenant reimbursements to monthly base rent. Tenant reimbursements at lease expiration are estimated by escalating tenant reimbursements as of June 30, 2026, or management's estimate thereof, by 2.75% annually through the lease expiration year.

TENANT CONCENTRATION	JUNE 30, 2026 (Unaudited)

Tenant Concentration

dollars in thousands			At JBG SMITH Share
	Tenant	Number of Leases	Square Feet	% of Total Square Feet	Annualized Rent	% of Total Annualized Rent
1	U.S. Government (GSA)	29	1,430,498	26.8%	$57,282	23.5%
2	Amazon	3	357,339	6.7%	16,747	6.9%
3	Lockheed Martin Corporation	2	183,442	3.4%	9,505	3.9%
4	Accenture Federal Services LLC	2	123,706	2.3%	5,895	2.4%
5	Public Broadcasting Service	1	120,328	2.3%	5,353	2.2%
6	SAIC	3	81,377	1.5%	4,226	1.7%
7	Whole Foods Market Group Inc	3	98,625	1.8%	3,908	1.6%
8	American Diabetes Association	1	80,998	1.5%	3,899	1.6%
9	Nooks LLC	3	76,328	1.4%	3,848	1.6%
10	Booz Allen Hamilton Inc	2	69,328	1.3%	3,601	1.5%
11	National Consumer Cooperative	1	65,736	1.2%	3,592	1.5%
12	Technomics Inc	1	64,353	1.2%	2,948	1.2%
13	Na Ali'i Consulting & Sales LLC	1	53,645	1.0%	2,660	1.1%
14	DRS Tech Inc dba Finmeccanica	1	46,184	0.9%	2,334	1.0%
15	Conservation International Foundation	1	43,483	0.8%	2,158	0.9%
16	The Aerospace Corporation	1	43,402	0.8%	2,145	0.9%
17	The Cadmus Group LLC	1	42,361	0.8%	2,051	0.8%
18	American Systems	1	42,743	0.8%	1,956	0.8%
19	Alamo Drafthouse Cinemas	1	52,453	1.0%	1,918	0.8%
20	Winrock International	1	30,616	0.6%	1,853	0.8%
	Other	345	2,231,300	41.9%	105,396	43.3%
	Total	404	5,338,245	100.0%	$243,275	100.0%

Note: Includes all leases as of June 30, 2026 for which a tenant has taken occupancy for office and retail space within our operating portfolio.

INDUSTRY DIVERSITY	JUNE 30, 2026 (Unaudited)

Industry Diversity

dollars in thousands			At JBG SMITH Share
		Number of		% of Total	Annualized	% of Total
	Industry	Leases	Square Feet	Square Feet	Rent	Annualized Rent
1	Government Contractors	90	1,370,867	25.7%	$68,162	28.0%
2	Government	31	1,438,909	27.0%	57,759	23.7%
3	Business Services	41	836,163	15.7%	38,780	15.9%
4	Member Organizations	28	382,084	7.2%	19,714	8.1%
5	Food and Beverage	59	184,147	3.4%	9,626	4.0%
6	Communications	3	160,690	3.0%	7,371	3.0%
7	Health Services	26	168,262	3.2%	6,203	2.5%
8	Real Estate	21	119,739	2.2%	3,489	1.4%
9	Legal Services	11	65,653	1.2%	3,380	1.4%
10	Educational Services	4	41,699	0.8%	2,155	0.9%
	Other	90	570,032	10.6%	26,636	11.1%
	Total	404	5,338,245	100.0%	$243,275	100.0%

Note: Includes all leases as of June 30, 2026 for which a tenant has taken occupancy for office and retail space within our operating portfolio.

PROPERTY TABLE - MULTIFAMILY	JUNE 30, 2026 (Unaudited)

Property Table – Multifamily

														Monthly	Monthly
				Same Store (2):		Number	Total	Multifamily	Retail		Multifamily	Retail	Annualized	Rent	Rent Per
		%		Q2 2025 ‑ 2026 /	Year Built /	of	Square	Square	Square		%	%	Rent	Per	Square
Multifamily Assets	Submarket	Ownership	C/U (1)	YTD 2025 - 2026	Renovated	Units	Feet	Feet	Feet	% Leased	Occupied	Occupied	(in thousands)	Unit (3)	Foot (4)

National Landing
RiverHouse Apartments (Ashley, James and Potomac)	National Landing	100.0%	C	Y / Y	1960 / 2014	1,676	1,326,219	1,324,889	1,330	92.1%	90.3%	100.0%	$39,159	$2,153	$2.74
The Bartlett	National Landing	100.0%	C	Y / Y	2016 / N/A	699	619,372	577,295	42,077	97.7%	96.4%	100.0%	26,585	3,087	3.74
Reva	National Landing	100.0%	C	N / N	2024 / N/A	471	324,188	310,417	13,771	87.5%	84.7%	45.0%	13,623	2,761	4.17
The Grace	National Landing	100.0%	C	N / N	2024 / N/A	337	311,903	287,229	24,674	93.4%	89.3%	88.4%	14,626	3,718	4.29
The Zoe	National Landing	100.0%	C	N / N	2025 / N/A	420	274,995	266,879	8,116	64.4%	60.2%	100.0%	8,247	2,574	4.25
220 20th Street	National Landing	100.0%	C	Y / Y	2009 / N/A	265	271,476	269,913	1,563	94.4%	93.2%	100.0%	9,238	3,097	3.05
2221 S. Clark Street- Residential (5)	National Landing	100.0%	C	Y / Y	1964 / 2016	216	96,948	96,948	—	84.6%	81.4%	—	4,496	2,132	4.53

DC
The Wren	U Street/Shaw	100.0%	C	Y / Y	2020 / N/A	433	332,682	289,686	42,996	96.4%	90.5%	100.0%	$11,738	$2,213	$3.30
F1RST Residences	Ballpark	100.0%	C	Y / Y	2017 / N/A	325	270,928	249,456	21,472	94.1%	91.7%	100.0%	10,440	2,474	3.24
Atlantic Plumbing	U Street/Shaw	100.0%	C	Y / Y	2015 / N/A	310	245,228	221,788	23,440	96.2%	92.9%	90.7%	10,442	2,701	3.74
1221 Van Street	Ballpark	100.0%	C	Y / Y	2018 / N/A	291	225,592	202,715	22,877	92.6%	89.0%	100.0%	9,109	2,457	3.53
901 W Street	U Street/Shaw	100.0%	C	Y / Y	2019 / N/A	161	154,340	135,499	18,841	95.8%	95.7%	87.9%	6,251	2,754	3.26
900 W Street (5)	U Street/Shaw	100.0%	C	Y / Y	2019 / N/A	95	71,053	71,053	—	74.7%	48.4%	—	1,993	3,610	5.04
West Half	Ballpark	60.0%	C	Y / Y	2019 / N/A	465	385,381	343,089	42,292	94.2%	92.7%	83.1%	16,247	2,624	3.61

Total / Weighted Average (5)						6,164	4,910,305	4,646,856	263,449	92.1%	89.0%	91.6%	$175,705	$2,601	$3.39

Recently Delivered

National Landing
Valen	National Landing	100.0%	C	N / N	2025 / N/A	355	302,803	291,707	11,096	53.8%	49.3%	30.5%	$7,271	$3,366	$3.94

Operating - Total / Weighted Average (5)						6,519	5,213,108	4,938,563	274,545	89.8%	86.7%	89.2%	$182,976	$2,626	$3.41

Under-Construction

National Landing
2200 Crystal Drive (6)	National Landing	30.0%	U			195	213,132	213,132	—

Total						6,714	5,426,240	5,151,695	274,545

PROPERTY TABLE - MULTIFAMILY	JUNE 30, 2026 (Unaudited)

														Monthly	Monthly
				Same Store (2):		Number	Total	Multifamily	Retail		Multifamily	Retail	Annualized	Rent	Rent Per
		%		Q2 2025 ‑ 2026 /	Year Built /	of	Square	Square	Square		%	%	Rent	Per	Square
Multifamily Assets	Submarket	Ownership	C/U (1)	YTD 2025 - 2026	Renovated	Units	Feet	Feet	Feet	% Leased	Occupied	Occupied	(in thousands)	Unit (3)	Foot (4)

Totals at JBG SMITH Share (5)

National Landing						4,084	3,225,101	3,133,570	91,531	90.7%	87.6%	88.6%	$111,478	$2,650	$3.35
DC						1,894	1,531,052	1,376,050	155,001	94.9%	91.7%	94.3%	57,728	2,499	3.44
In-Service assets						5,978	4,756,153	4,509,620	246,532	92.0%	88.9%	92.2%	$169,206	$2,600	$3.38
Recently Delivered asset						355	302,803	291,707	11,096	53.8%	49.3%	30.5%	7,271	3,366	3.94
Operating - Total / Weighted Average						6,333	5,058,956	4,801,327	257,628	89.6%	86.6%	89.6%	$176,477	$2,626	$3.40
Under-Construction asset						59	63,940	63,940	—

Number of Assets and Total Square Feet/Units Reconciliation
	Number of	At 100% Share	At JBG SMITH Share
Operating Assets	Assets	Square Feet/Units	Square Feet/Units
Q1 2026	15	5,213,105 SF/ 6,519 Units	5,058,953 SF/ 6,333 Units
Acquisitions	—	—	—
Placed into service	—	—	—
Dispositions	—	—	—
Out-of-service adjustment	—	—	—
Portfolio reclassification	—	—	—
Building re-measurements	—	3 SF	3 SF
Q2 2026	15	5,213,108 SF/ 6,519 Units	5,058,956 SF/ 6,333 Units

Note: At 100% share, unless otherwise noted.

(1)	"C" denotes a consolidated interest and "U" denotes an unconsolidated interest.
(2)	"Y" denotes an asset as Same Store and "N" denotes an asset as Non-Same Store.
(3)	Represents multifamily rent divided by occupied multifamily units; retail rent is excluded from this metric. Occupied units may differ from leased units because leased units include leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(4)	Represents multifamily rent divided by occupied multifamily square footage; retail rent and retail square footage are excluded from this metric. Occupied multifamily square footage may differ from leased multifamily square footage because leased multifamily square footage includes space for leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(5)	2221 S. Clark Street – Residential and 900 W Street are excluded from Percent Leased, Percent Occupied, Annualized Rent, Monthly Rent Per Unit and Monthly Rent per Square Foot metrics as they are operated as short-term rental properties.
(6)	See footnote (2) on page 32.

PROPERTY TABLE - COMMERCIAL	JUNE 30, 2026 (Unaudited)

Property Table – Commercial

													Office
													Annualized
				Same Store (2):								Annualized	Rent Per
		%		Q2 2025 ‑ 2026 /	Year Built /	Total	Office	Retail	%	Office %	Retail %	Rent	Square
Commercial Assets	Submarket	Ownership	C/U (1)	YTD 2025 - 2026	Renovated	Square Feet	Square Feet	Square Feet	Leased	Occupied	Occupied	(in thousands)	Foot (3)

National Landing
1550 Crystal Drive (4)	National Landing	100.0%	C	Y / Y	1980 / 2020	555,228	449,839	105,389	90.8%	85.4%	99.7%	$22,713	$46.46
2121 Crystal Drive	National Landing	100.0%	C	Y / Y	1985 / 2006	509,490	503,903	5,587	69.1%	64.7%	100.0%	16,981	51.93
2345 Crystal Drive	National Landing	100.0%	C	Y / Y	1988 / 2019	499,642	489,017	10,625	33.5%	32.6%	74.3%	8,011	50.24
2231 Crystal Drive	National Landing	100.0%	C	Y / Y	1987 / 2009	468,534	416,607	51,927	75.3%	67.0%	97.4%	15,696	48.99
2011 Crystal Drive	National Landing	100.0%	C	Y / Y	1984 / 2026	443,957	423,666	20,291	68.3%	55.0%	100.0%	11,727	50.26
2451 Crystal Drive	National Landing	100.0%	C	Y / Y	1990 / 2019	402,276	390,219	12,057	85.4%	85.2%	92.6%	15,491	50.97
241 18th Street S. (4)	National Landing	100.0%	C	Y / Y	1977 / 2013	337,082	334,071	3,011	88.3%	88.2%	100.0%	13,427	45.40
201 12th Street S.	National Landing	100.0%	C	Y / Y	1987 / 2014	335,340	323,127	12,213	92.1%	91.8%	100.0%	12,859	41.44
251 18th Street S. (4)	National Landing	100.0%	C	Y / Y	1975 / 2013	301,049	297,511	3,538	99.0%	97.3%	15.1%	14,269	49.20
1770 Crystal Drive	National Landing	100.0%	C	Y / Y	2020 / N/A	273,787	259,651	14,136	98.3%	100.0%	67.8%	12,709	46.60
200 12th Street S.	National Landing	100.0%	C	Y / Y	1985 / 2013	202,761	202,761	—	52.8%	52.8%	—	5,053	47.16
1901 South Bell Street (4)	National Landing	100.0%	C	Y / Y	1968 / 2008	71,986	71,986	—	100.0%	100.0%	—	2,831	39.33
Crystal Drive Retail (4)	National Landing	100.0%	C	Y / Y	2003 / 2004	44,094	—	44,094	82.8%	—	82.8%	1,792	—

1235 S. Clark Street	National Landing	100.0%	C	Y / Y	1981 / 2007	384,688	336,342	48,346	64.8%	60.0%	97.8%	10,156	44.27
1215 S. Clark Street	National Landing	100.0%	C	Y / Y	1983 / 2016	336,159	333,546	2,613	99.6%	100.0%	44.5%	11,557	34.56
1225 S. Clark Street	National Landing	100.0%	C	Y / Y	1982 / 2013	276,184	263,334	12,850	97.8%	98.7%	80.9%	11,735	44.29

Other
Tysons Dulles Plaza (5)	Tysons	50.0%	C	N / N	1988 / 2020	491,494	450,721	40,773	67.0%	66.7%	70.1%	$14,368	$44.05
800 North Glebe Road	Ballston	100.0%	C	Y / Y	2012 / N/A	306,210	279,848	26,362	81.2%	82.2%	70.5%	12,121	48.59
One Democracy Plaza (6) (7)	Bethesda- Rock Spring	100.0%	C	Y / Y	1987 / 2013	213,417	211,249	2,168	80.4%	80.5%	69.6%	5,079	29.67
1101 17th Street	DC CBD	100.0%	C	Y / Y	1964 / 1999	210,494	200,740	9,754	80.4%	81.2%	64.0%	9,744	56.94
Dulles View (7)	Dulles	60.0%	U	N / N	2008 / N/A	360,482	360,482	—	68.5%	68.5%	—	9,265	37.55
4747 Bethesda Avenue (8)	Bethesda CBD	20.0%	U	Y / Y	2019 / N/A	300,535	286,226	14,309	92.8%	92.4%	100.0%	21,824	75.65

Operating - Total / Weighted Average						7,324,889	6,884,846	440,043	78.0%	75.6%	88.7%	$259,408	$47.05

Total at JBG SMITH Share
National Landing Unlevered						4,445,226	4,162,358	282,868	76.8%	72.9%	92.8%	$153,559	$47.76
National Landing Levered						997,031	933,222	63,809	85.7%	85.2%	92.2%	33,447	40.20
Other						1,252,264	1,190,732	61,532	76.5%	76.8%	70.6%	44,051	45.59
Operating - Total / Weighted Average						6,694,521	6,286,312	408,209	78.0%	75.4%	89.4%	$231,057	$46.06

PROPERTY TABLE - COMMERCIAL	JUNE 30, 2026 (Unaudited)

Number of Assets and Total Square Feet Reconciliation
	Number of	At 100% Share	At JBG SMITH Share
Operating Assets	Assets	Square Feet	Square Feet
Q1 2026	22	7,322,689	6,938,068
Acquisitions	—	—	—
Placed into service	—	—	—
Dispositions (5)	—	—	(245,747)
Out-of-service adjustment	—	—	—
Portfolio reclassification	—	—	—
Building re-measurements	—	2,200	2,200
Other	—	—	—

Q2 2026	22	7,324,889	6,694,521

Note: At 100% share, unless otherwise noted.

(1)	"C" denotes a consolidated interest and "U" denotes an unconsolidated interest.
(2)	"Y" denotes an asset as Same Store and "N" denotes an asset as Non-Same Store.
(3)	Represents annualized office rent divided by occupied office square footage; annualized retail rent and retail square footage are excluded from this metric. Annualized Rent and Annualized Rent per Square Foot exclude percentage rent and the square footage of tenants that only pay percentage rent. Occupied office square footage may differ from leased office square footage because leased office square footage includes space for leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(4)	The following assets contain space that is held for development or not otherwise available for lease. This out-of-service square footage is excluded from Square Feet, leased, and occupancy metrics.

		Not Available
Commercial Asset	In-Service	for Lease
1550 Crystal Drive	555,228	4,281
241 18th Street S.	337,082	26,557
251 18th Street S.	301,049	39,520
1901 South Bell Street	71,986	202,926
Crystal Drive Retail	44,094	85,052
2221 S. Clark Street - Office	-	35,182

(5)	In April 2026, we formed a real estate venture to recapitalize Tysons Dulles Plaza, in which we retained a 50.0% interest.
(6)	Subject to a ground lease with an expiration date of 11/17/2084.
(7)	Not Metro-Served.
(8)	Includes JBG SMITH's corporate office lease of 62,645 square feet.

PROPERTY TABLE – UNDER-CONSTRUCTION	JUNE 30, 2026 (Unaudited)

dollars in thousands
					Schedule			At JBG SMITH Share
			Estimated	Estimated		Estimated	Estimated		Estimated	Estimated
		%	Square	Number of	Construction	Completion	Stabilization	Historical	Incremental	Total
Asset	Submarket	Ownership	Feet	Units	Start Date	Date	Date	Cost (1)	Investment	Investment

Multifamily
National Landing
2200 Crystal Drive (2)	National Landing	30.0%	213,132	195	Q2 2026	Q2 2028	Q4 2028	$9,465	$17,960	$27,425

Under-Construction at JBG SMITH Share			63,940	59

Weighted average Projected NOI Yield at JBG SMITH Share:	Multifamily
Estimated Total Investment	7.5%
Estimated Incremental Investment	11.4%
Estimated Stabilized NOI at JBG SMITH Share (dollars in millions)	$2.0

Note: At 100% share, unless otherwise noted.

(1)	Historical Cost excludes certain GAAP adjustments such as capitalized interest and ground lease costs. See definition of Historical Cost on page 39.
(2)	Ownership percentage reflects expected dilution of our ownership interest as contributions are funded by our real estate venture partner during the construction of the asset. As of June 30, 2026, our ownership interest was 77.2%, which is the ownership percentage used to calculate Historical Cost at JBG SMITH Share.

PROPERTY TABLE – DEVELOPMENT PIPELINE	JUNE 30, 2026 (Unaudited)

Property Table – Development

dollars in thousands, at JBG SMITH Share

	Estimated Potential Development Density (SF)
Submarket	Total	Multifamily	Office	Retail

National Landing	3,182,900	2,440,600	656,400	85,900
DC	175,700	42,700	133,000	—
Other VA	152,700	—	152,700	—
	3,511,300	2,483,300	942,100	85,900

Historical Cost (1)	$ 299,188

Note: Excludes unentitled land parcels and land parcels controlled through an option agreement.

(1)	Historical Cost excludes certain GAAP adjustments, such as capitalized interest and ground lease costs. See definition of Historical Cost on page 39.

DISPOSITION AND RECAPITALIZATION ACTIVITY	JUNE 30, 2026 (Unaudited)

Disposition Activity

dollars in thousands, at JBG SMITH Share

					Units /		Gross Sales
Assets	% Ownership	Asset Type	Location	Date Disposed	Total Square Feet		Price

Q1 2026
Potomac Yard Landbay H	100.0%	Development Pipeline	Alexandria, VA	February 11, 2026	347,700 SF	(1)	$50,700

Q2 2026
None

Total							$50,700

(1)	Square footage represents estimated potential development density.

Recapitalization Activity:

In April 2026, we formed a real estate venture to recapitalize Tysons Dulles Plaza, a 491,494-square-foot commercial asset in Tysons, Virginia, in which we retained a 50.0% interest. We retained management of the asset and continue to account for the asset on a consolidated basis.

In May 2026, we formed an unconsolidated real estate venture to recapitalize 2200 Crystal Drive, an office building in Arlington, Virginia, which the venture is converting into a 195-unit multifamily asset. We contributed 2200 Crystal Drive to the real estate venture, and our venture partner has committed to contribute the equity required to fund the construction for a 70.0% interest, which is expected to reduce our ownership interest from 100.0% at the formation of the real estate venture to 30.0% when all contributions are funded.

DEBT SUMMARY	JUNE 30, 2026 (Unaudited)

Debt Summary

dollars in thousands, at JBG SMITH Share
	2026	2027	2028	2029	2030	Total

Consolidated and Unconsolidated Principal Balance
Unsecured Debt:
Revolving credit facility ($750 million commitment)	$—	$210,000	$—	$—	$—	$210,000
Term loans ($720 million commitment)	—	200,000	520,000	—	—	720,000
Total unsecured debt	—	410,000	520,000	—	—	930,000
Secured Debt:
Consolidated principal balance	105,000	331,139	85,000	283,620	828,212	1,632,971
Unconsolidated principal balance	—	35,000	—	—	—	35,000
Total secured debt	105,000	366,139	85,000	283,620	828,212	1,667,971

Total Consolidated and Unconsolidated Principal Balance	$105,000	$776,139	$605,000	$283,620	$828,212	$2,597,971

% of total debt maturing	4.0%	29.9%	23.3%	10.9%	31.9%	100.0%
% floating rate (1)	100.0%	57.1%	14.0%	3.5%	26.0%	33.1%
% fixed rate (2)	—	42.9%	86.0%	96.5%	74.0%	66.9%

Weighted Average Interest Rates
Variable rate (3)	5.00%	5.53%	5.35%	5.75%	4.50%	5.19%
Fixed rate	—	4.62%	4.58%	5.19%	5.48%	5.00%
Total Weighted Average Interest Rates	5.00%	5.14%	4.68%	5.21%	5.23%	5.06%

	Revolving Credit Facility and Term Loans
	Revolving				Total/
	Credit	Tranche A‑1	Tranche A‑2	2023	Weighted
	Facility	Term Loan	Term Loan	Term Loan	Average
Credit limit	$750,000	$200,000	$400,000	$120,000	$1,470,000
Outstanding principal balance	$210,000	$200,000	$400,000	$120,000	$930,000
Letters of credit	$13,844	$—	$—	$—	$13,844
Undrawn capacity	$526,156	$—	$—	$—	$526,156
Interest rate spread (4)	1.59%	1.44%	1.49%	1.50%	1.50%
All-In interest rate (5)	5.27%	5.44%	4.30%	5.51%	4.92%
Initial maturity date	Jun‑27	Jan‑27	Jan‑28	Jun‑28	—

Note: Amounts shown based on initial maturity date.

(1)	Floating rate debt includes floating rate loans with interest rate caps.
(2)	Fixed rate debt includes floating rate loans with interest rate swaps. Including interest rate caps, 84.2% of our debt is fixed or hedged.
(3)	For floating rate loans with interest rate caps, the weighted average interest rate cap strike for consolidated debt and debt at JBG SMITH Share was 3.19% and 3.29%, and the weighted average maturity date of the interest rate caps is in Q4 2026. The interest rate cap strike is exclusive of the credit spreads associated with the loans.
(4)	The interest rate for the revolving credit facility excludes a 0.20% facility fee.
(5)	The all-in interest rate is inclusive of interest rate swaps. As of June 30, 2026, we had interest rates swaps for the Tranche A-1 Term Loan, the Tranche A-2 Term Loan and the 2023 Term Loan.

DEBT BY INSTRUMENT	JUNE 30, 2026 (Unaudited)

Debt by Instrument

dollars in thousands			Stated	Interest	Current	Initial	Extended
	%	Principal	Interest	Rate	Annual	Maturity	Maturity
Asset	Ownership	Balance	Rate	Hedge (1)	Interest Rate (2)	Date	Date (3)

Consolidated
1215 S. Clark Street	100.0%	$105,000	S + 1.35%	—	5.00%	12/22/26	12/22/26
Tranche A‑1 Term Loan	100.0%	200,000	S + 1.44%	Swap	5.44%	01/14/27	01/14/27
The Zoe and Valen (4)	100.0%	198,483	S + 2.25%	Cap	5.90%	01/22/27	01/22/27
1101 17th Street	100.0%	59,734	2.70%	Fixed	2.70%	07/14/27	07/14/27
1235 S. Clark Street	100.0%	72,922	3.94%	Fixed	3.94%	11/01/27	11/01/27
Tranche A‑2 Term Loan	100.0%	400,000	S + 1.49%	Swap	4.30%	01/13/28	01/13/28
Revolving Credit Facility (5)	100.0%	210,000	S + 1.59%	—	5.27%	06/29/27	06/29/28
2023 Term Loan	100.0%	120,000	S + 1.50%	Swap	5.51%	06/29/28	06/29/28
1225 S. Clark Street	100.0%	85,000	S + 1.70%	—	5.35%	07/27/28	07/27/28
The Grace and Reva	100.0%	273,620	5.19%	Fixed	5.19%	12/01/29	12/01/29
Multifamily Credit Facility (The Wren and F1RST Residences)	100.0%	187,557	5.13%	Fixed	5.13%	02/01/30	02/01/30
RiverHouse Apartments (Ashley and Potomac)	100.0%	258,936	5.03%	Fixed	5.03%	04/01/30	04/01/30
1221 Van Street	100.0%	86,522	S + 2.62%	Swap	6.59%	08/01/30	08/01/30
220 20th Street	100.0%	79,567	S + 2.62%	Swap	6.60%	08/01/30	08/01/30
The Bartlett (6)	100.0%	215,630	S + 2.62%	Cap	4.50%	08/01/30	08/01/30
Tysons Dulles Plaza (7)	50.0%	20,000	S + 2.10%	—	5.75%	04/28/29	04/28/31
Total Consolidated Principal Balance		2,572,971
Deferred financing costs and premium / (discount) - mortgage loans		(41,353)
Deferred financing costs - revolving credit facility and term loans		(4,070)
Total Consolidated Indebtedness		$2,527,548

Total Consolidated Indebtedness (net of premium / (discount) and deferred financing costs)
Mortgage loans		$1,601,618
Revolving credit facility		210,000
Deferred financing costs, net (included in other assets)		(2,902)
Term loans		718,832
Total Consolidated Indebtedness		$2,527,548

DEBT BY INSTRUMENT	JUNE 30, 2026 (Unaudited)

dollars in thousands			Stated	Interest	Current	Initial	Extended
	%	Principal	Interest	Rate	Annual	Maturity	Maturity
Asset	Ownership	Balance	Rate	Hedge (1)	Interest Rate (2)	Date	Date (3)

Unconsolidated
4747 Bethesda Avenue (8)	20.0%	$175,000	S + 1.35%	Cap	5.00%	02/20/27	02/20/27
2200 Crystal Drive (9)	30.0%	—	S + 2.00%	—	5.65%	05/20/30	05/20/31
Total Unconsolidated Principal Balance		175,000
Deferred financing costs and premium / (discount) - mortgage loans (10)		(3,094)
Total Unconsolidated Indebtedness		$171,906

Principal Balance at JBG SMITH Share
Consolidated principal balance at JBG SMITH Share		$2,562,971
Unconsolidated principal balance at JBG SMITH Share		35,000
Total Consolidated and Unconsolidated Principal Balance at JBG SMITH Share		$2,597,971

Indebtedness at JBG SMITH Share (net of premium / (discount) and deferred financing costs)
Consolidated indebtedness at JBG SMITH Share		$2,517,952
Unconsolidated indebtedness at JBG SMITH Share (10)		33,605
Total Consolidated and Unconsolidated Indebtedness at JBG SMITH Share (10)		$2,551,557

(1)	For floating rate loans with interest rate caps, the weighted average interest rate cap strike for consolidated debt and debt at JBG SMITH Share was 3.19% and 3.29%, and the weighted average maturity date of the interest rate caps is in Q4 2026. The interest rate cap strike is exclusive of the credit spreads associated with the loans.
(2)	June 30, 2026 one-month term SOFR of 3.65% applied to loans which are denoted as floating (no swap) or floating with a cap, except as otherwise noted.
(3)	Represents the maturity date based on execution of all extension options. Many of these extensions are subject to lender covenant tests.
(4)	The maximum principal balance of this loan is $208.5 million. The cap strike rate for this loan is 4.50%.
(5)	June 30, 2026 daily SOFR of 3.68% applied to the revolving credit facility.
(6)	The cap strike rate for this loan is 1.99%.
(7)	The maximum principal balance of this loan is $37.9 million.
(8)	The cap strike rate for this loan is 4.38%.
(9)	The maximum principal balance of this loan is $55.0 million. See footnote (2) on page 32.
(10)	Includes $1.4 million ($1.0 million at JBG SMITH Share) of net deferred financing costs that were included in other assets in the balance sheet information of our unconsolidated real estate ventures presented on page 11.

DEFINITIONS	JUNE 30, 2026

Definitions

"Annualized Rent" is defined as (i) for multifamily assets, or the multifamily component of a mixed-use asset, the in-place monthly base rent before Free Rent as of June 30, 2026, multiplied by 12, and (ii) for commercial assets, or the retail component of a mixed-use asset, the in-place monthly base rent before Free Rent, plus tenant reimbursements as of June 30, 2026, multiplied by 12. Annualized Rent excludes rent from leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics) and percentage rent.

"Annualized Rent per Square Foot" is defined as (i) for multifamily assets, in-place monthly base rent before Free Rent divided by occupied multifamily square feet; annualized retail rent and retail square feet are excluded from this metric and (ii) for commercial assets, annualized office rent divided by occupied office square feet and annualized retail rent divided by occupied retail square feet. Excludes percentage rent and the square footage of tenants that only pay percentage rent. Occupied square footage may differ from leased square footage because leased square footage includes leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).

"Development Pipeline" refers to owned and entitled land on which we have the potential to commence construction subject to completion of design and/or market conditions. Excludes unentitled land parcels and land parcels controlled through an option agreement.

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and "Adjusted EBITDA" are non-GAAP financial measures. EBITDA and EBITDAre are used by management as supplemental operating performance measures, which we believe help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt and the impact of our interest rate swaps and caps) and certain non-cash expenses (primarily depreciation and amortization expense on our assets). EBITDAre is computed in accordance with the definition established by Nareit. Nareit defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expense, gains (losses) on sales of real estate and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as Transaction and Other Costs, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments, litigation costs and income (loss) from investments. We believe that adjusting such items not considered part of our comparable operations provides a meaningful measure to evaluate and compare our performance from period-to-period.

Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results. A reconciliation of net income (loss) to EBITDA, EBITDAre and Adjusted EBITDA is presented on page 13.

"Estimated Incremental Investment" means management's estimate of the remaining cost to be incurred in connection with the development of an asset as of June 30, 2026, including all remaining acquisition costs, hard costs, soft costs, tenant improvements (excluding Free Rent converted to tenant improvement allowances), leasing costs and other similar costs to develop and stabilize the asset but excluding any financing costs and ground rent expenses. Actual incremental investment may differ substantially from our estimates due to numerous factors, including unanticipated expenses, delays in the estimated completion date, changes in design and other contingencies.

"Estimated Potential Development Density" reflects management's estimate of developable gross square feet based on our current business plans with respect to real estate owned as of June 30, 2026. Our current business plans may contemplate development of less than the maximum potential development density for individual assets. As market conditions change, our business plans, and therefore, the Estimated Potential Development Density, could change accordingly. Given timing, zoning requirements and other factors, we make no assurance that Estimated Potential Development Density amounts will become actual density to the extent we complete development of assets for which we have made such estimates.

DEFINITIONS	JUNE 30, 2026

"Estimated Total Investment" means, with respect to the development of an asset, the sum of the Historical Cost in such asset and the Estimated Incremental Investment for such asset. Actual total investment may differ substantially from our estimates due to numerous factors, including unanticipated expenses, delays in the estimated completion date, changes in design and other contingencies.

"First-generation" is a lease on space that had been vacant for at least nine months or a lease on newly delivered space.

"Free Rent" means the amount of base rent and tenant reimbursements that are abated according to the applicable lease agreement(s).

Funds from Operations ("FFO"), "Core FFO" and Funds Available for Distribution ("FAD") are non-GAAP financial measures. FFO is computed in accordance with the definition established by Nareit in the Nareit FFO White Paper - 2018 Restatement. Nareit defines FFO as net income (loss) (computed in accordance with GAAP), excluding depreciation and amortization expense related to real estate, gains (losses) from the sale of certain real estate assets, gains (losses) from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures.

Core FFO represents FFO adjusted to exclude items which we believe are not representative of ongoing operating results, such as Transaction and Other Costs, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments, litigation costs, income (loss) from investments, amortization of the management contracts intangible and the mark-to-market of derivative instruments, including our share of such adjustments for unconsolidated real estate ventures.

FAD represents Core FFO adjusted for recurring capital expenditures and Second-generation tenant improvements and leasing commissions, net deferred rent activity, lease incentive amortization, accretion of acquired below-market leases, amortization of acquired above-market leases, recurring share-based compensation expense,  amortization of debt issuance costs and other non-cash income and charges, including our share of such adjustments for unconsolidated real estate ventures. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.

We believe FFO, Core FFO and FAD are meaningful non-GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non-GAAP measures exclude real estate depreciation and amortization expense, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions, and other non-comparable income and expenses. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies. A reconciliation of net income (loss) to FFO, Core FFO and FAD is presented on pages 14-15.

"GAAP" means accounting principles generally accepted in the United States of America.

"Historical Cost" is a non-GAAP measure which includes the total Historical Cost incurred by JBG SMITH with respect to the development of an asset, including any acquisition costs, hard costs, soft costs, tenant improvements (excluding Free Rent converted to tenant improvement allowances), leasing costs and other similar costs, but excluding any financing costs and ground rent expenses incurred as of June 30, 2026.

"In-Service" refers to multifamily or commercial operating assets that are at or above 90% leased or have been operating and collecting rent for more than 12 months as of June 30, 2026.

"JBG SMITH Share" or "our share" refer to our ownership percentage of consolidated and unconsolidated assets in real estate ventures, but exclude our 33.5% subordinated interest in four commercial buildings, as well as the associated non-recourse mortgage loans, held through an unconsolidated real estate venture; the interest and debt are excluded because our investment in the real estate venture is zero, we do not anticipate receiving any near-term cash flow distributions from the real estate venture, and we have not guaranteed its obligations or otherwise committed to providing financial support.

DEFINITIONS	JUNE 30, 2026

"Metro-Served" means locations, submarkets or assets that are within 0.5 miles of an existing or planned Metro station.

"Monthly Rent Per Unit" represents multifamily rent for the month ended June 30, 2026 divided by occupied units; retail rent is excluded from this metric.

"Net Debt" is a non-GAAP financial measurement. Net Debt represents our total consolidated and unconsolidated indebtedness less cash and cash equivalents at our share. Net Debt is an important component in the calculations of Net Debt to Annualized Adjusted EBITDA and Net Debt / total enterprise value. We believe that Net Debt is a meaningful non-GAAP financial measure useful to investors because we review Net Debt as part of the management of our overall financial flexibility, capital structure and leverage. We may utilize a considerable portion of our cash and cash equivalents at any given time for purposes other than debt reduction. In addition, cash and cash equivalents at our share may not be solely controlled by us. The deduction of cash and cash equivalents at our share from consolidated and unconsolidated indebtedness in the calculation of Net Debt, therefore, should not be understood to mean that it is available exclusively for debt reduction at any given time.

Net Operating Income ("NOI"), "Same Store NOI", "Annualized NOI", "Estimated Stabilized NOI" and "Projected NOI Yield" are non-GAAP financial measures management uses to assess an asset's performance. The most directly comparable GAAP measure is net income (loss) attributable to common shareholders. We use NOI internally as a performance measure and believe NOI, Same Store NOI, Annualized NOI, Estimated Stabilized NOI and Projected NOI Yield provide useful information to investors regarding our financial condition and results of operations because it reflects only property related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of Free Rent and payments associated with assumed lease liabilities) less operating expenses and ground rent for operating leases, if applicable. NOI excludes deferred (straight-line) rent, commercial lease termination revenue, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and the amortization of acquired above-market leases and below-market ground lease intangibles. Management uses NOI, which includes our proportionate share of revenue and expenses attributable to real estate ventures, as a supplemental performance measure and believes it provides useful information to investors because it reflects only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. However, because NOI excludes depreciation and amortization expense and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of NOI as a measure of the operating performance of our assets is limited. NOI presented by us may not be comparable to NOI reported by other real estate investment trusts that define these measures differently. We believe to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) attributable to common shareholders as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) attributable to common shareholders as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Annualized NOI represents NOI for the three months ended June 30, 2026 multiplied by four. Management believes Annualized NOI provides useful information in understanding our financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this Investor Package. There can be no assurance that the Annualized NOI shown will reflect our actual results of operations over any 12-month period.

This Investor Package also contains management's estimate of stabilized NOI and projections of NOI yield for Under-Construction assets, which are based on management's estimates of property-related revenue and operating expenses for each asset. These estimates are inherently uncertain and represent management's plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. The actual property-related revenue and operating expenses for our assets may differ materially from the estimates included in this Investor Package. Management's projections of NOI yield are not projections of our overall financial performance or cash flow, and there can be no assurance that the Projected NOI Yield set forth in this Investor Package will be achieved.

Projected NOI Yield means our Estimated Stabilized NOI reported as a percentage of (i) Estimated Total Investment and (ii) Estimated Incremental Investment. Actual initial full year stabilized NOI yield may vary from the Projected NOI Yield based on the actual incremental investment to complete the asset and its actual initial full year stabilized NOI, and there can be no assurance that we will achieve the Projected NOI Yields described in this Investor Package.

DEFINITIONS	JUNE 30, 2026

We do not provide reconciliations for non-GAAP estimates on a future basis, including Estimated Stabilized NOI and expected Annualized NOI because we are unable to provide a meaningful or accurate calculation or estimate of reconciling items and the information is not available without unreasonable effort. This inability is due to the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income (loss). Additionally, no reconciliation of Projected NOI Yield to the most directly comparable GAAP measure is included in this Investor Package because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measures without unreasonable efforts because such data is not currently available or cannot be currently estimated with confidence. Accordingly, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

"Non-Same Store" refers to all operating assets excluded from the Same Store pool.

"Percent Leased" is based on leases signed as of June 30, 2026, and is calculated as total rentable square feet less rentable square feet available for lease divided by total rentable square feet expressed as a percentage. Out-of-service square feet are excluded from this calculation.

"Percent Occupied" is based on occupied rentable square feet/units as of June 30, 2026, and is calculated as: (i) for multifamily space, total units less unoccupied units divided by total units, expressed as a percentage, and (ii) for office and retail space, total rentable square feet less unoccupied square feet divided by total rentable square feet. Out-of-service square feet and units are excluded from this calculation.

"Pro Rata Adjusted General and Administrative Expenses," a non-GAAP financial measure, represents general and administrative expenses adjusted for the general and administrative expenses of our third-party real estate services business that are directly reimbursed. We believe that adjusting such items not considered part of our comparable operations provides a meaningful measure to assess our general and administrative expenses as compared to similar real estate companies and in general.

"Recently Delivered" refers to multifamily and commercial assets that are below 90% leased and have been delivered within the 12 months ended June 30, 2026.

"Same Store" refers to the pool of assets that were In-Service for the entirety of both periods being compared, excluding assets for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

"Second-generation" is a lease on space that had been vacant for less than nine months.

"Signed But Not Yet Commenced Leases" means leases that, as of June 30, 2026, have been executed but for which rent has not commenced.

"SOFR" means the Secured Overnight Financing Rate.

"Square Feet" or "SF" refers to the area that can be rented to tenants, defined as (i) for multifamily assets, management's estimate of approximate rentable square feet, (ii) for commercial assets, rentable square footage defined in the current lease and for vacant space the rentable square footage defined in the previous lease for that space, (iii) for Under-Construction assets, management's estimate of approximate rentable square feet based on current design plans as of June 30, 2026, and (iv) for assets in the Development Pipeline, management's estimate of developable gross square feet based on current business plans with respect to real estate owned as of June 30, 2026.

"Transaction and Other Costs" include costs related to completed, potential and pursued transactions, and other costs.

"Under-Construction" refers to assets that were under construction during the period.

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APPENDIX – INTEREST EXPENSE	JUNE 30, 2026 (Unaudited)

Appendix – Interest Expense

	Three Months Ended June 30, 2026
in thousands	Consolidated (1)	Unconsolidated Real Estate Ventures (2)	X	Total

Interest Expense
Interest expense before capitalized interest	$33,299	$443		$33,742
Amortization of deferred financing costs	3,124	135		3,259
Net unrealized gain on non-designated derivatives (3)	(16)	—		(16)
Capitalized interest	(378)	—		(378)
Total	$36,029	$578		$36,607

	Six Months Ended June 30, 2026
in thousands	Consolidated (1)	Unconsolidated Real Estate Ventures (2)	X	Total

Interest Expense
Interest expense before capitalized interest	$66,195	$879		$67,074
Amortization of deferred financing costs	6,176	293		6,469
Net unrealized gain on non-designated derivatives (3)	(16)	—		(16)
Capitalized interest	(778)	—		(778)
Total	$71,577	$1,172		$72,749

(1)	Includes $124,000 related to our consolidated real estate venture's share of interest expense.
(2)	At JBG SMITH Share.
(3)	Non-designated derivatives refer to certain derivative financial instruments, consisting of interest rate cap agreements, that do not meet the accounting requirements to be classified as hedging instruments. These derivatives are carried at their estimated fair value with realized and unrealized gains and losses recorded in "Interest expense" in our Condensed Consolidated Statements of Operations.

APPENDIX – NOI RECONCILIATIONS (NON-GAAP)	JUNE 30, 2026 (Unaudited)

Appendix - NOI Reconciliations

dollars in thousands	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net loss attributable to common shareholders	$(59,155)	$(19,241)	$(77,852)	$(64,961)
Net loss attributable to redeemable noncontrolling interests	(13,381)	(3,940)	(17,731)	(11,918)
Net income attributable to noncontrolling interests	87	—	87	—
Net loss	(72,449)	(23,181)	(95,496)	(76,879)
Add:
Depreciation and amortization expense	44,791	47,560	90,096	95,147
General and administrative expense:
Corporate and other	15,404	16,720	30,691	32,277
Third-party real estate services	16,364	13,562	33,362	29,633
Transaction and Other Costs	685	2,846	10,526	4,757
Interest expense	36,029	35,571	71,577	70,771
(Gain) loss on the extinguishment of debt, net	—	(2,234)	—	2,402
Impairment loss	44,065	31,813	45,565	40,296
Income tax expense (benefit)	—	(83)	7	(283)
Less:
Third-party real estate services, including reimbursements revenue	17,002	14,805	34,210	29,719
Income (loss) from unconsolidated real estate ventures, net	(586)	1,091	(960)	499
Interest and other income, net	4,658	698	6,058	1,223
Gain (loss) on the sale of real estate, net	(285)	41,832	20,790	42,369
Adjustments:
NOI attributable to unconsolidated real estate ventures at our share	1,172	1,287	2,397	2,277
Real estate venture partner’s share of NOI attributable to consolidated real estate ventures	(1,822)	(272)	(2,623)	(272)
Non-cash rent adjustments (1)	(2,925)	71	(4,645)	2,510
Other adjustments (2)	552	399	639	2,092
Total adjustments	(3,023)	1,485	(4,232)	6,607
NOI	$61,077	$65,633	$121,998	$130,918
Less: out-of-service NOI loss (3)	(1,241)	(1,469)	(2,753)	(3,696)
Operating Portfolio NOI	$62,318	$67,102	$124,751	$134,614
Non-Same Store NOI (4)	7,555	10,085	15,662	20,549
Same Store NOI (5)	$54,763	$57,017	$109,089	$114,065

Change in Same Store NOI	(4.0)%		(4.4)%
Number of properties in Same Store pool	32		32

(1)	Adjustment to exclude deferred (straight-line) rent, above/below market lease amortization/accretion and lease incentive amortization.
(2)	Adjustment to exclude commercial lease termination revenue, related party management fees and corporate entity activity.
(3)	Includes the results of our Under-Construction assets, assets in the Development Pipeline, and other land assets.
(4)	Includes the results of properties that were not In-Service for the entirety of both periods being compared, including disposed properties, and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.
(5)	Includes the results of the properties that are owned, operated and In-Service for the entirety of both periods being compared.

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